Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made the 24th day of March, 2011

BETWEEN:

AMAROK RESOURCES INC., a corporation duly incorporated under and governed by the laws of Nevada and having its head office in Rancho Santa Margarita, in the State of California (hereafter referred to as the "Purchaser")

– and –

WARRIOR VENTURES INC., a corporation duly incorporated under and governed by the laws of Alberta and having its head office in the City of Airdrie, in the Province of Alberta (hereafter referred to as "Vendor")

WHEREAS on January 12, 2011, the Purchaser and the Vendor signed a letter of intent with respect to the purchase by the Purchaser of certain mineral exploration properties from the Vendor;

AND WHEREAS one of the conditions of the Transaction contemplated by the letter of intent was the execution of a definitive agreement between the Purchaser and the Vendor to give effect to the Transaction;

NOW THEREFORE IN CONSIDERATION OF the mutual covenants hereinafter contained and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)
"43-101 Report" means the NI 43-101 – Standards of Disclosure for Mineral Projects compliant evaluation prepared by GeoVector Management Inc. in respect of the McNeil Property, dated November 23, 2009, a copy of which is attached hereto as Schedule B;

(b)	"Act" means the Business Corporations Act (Alberta) as the same has been and may hereafter from time to time be amended;

(c)	"affiliates" has the meaning set forth in the Act;

(d)
"Agreement", "this Agreement", "herein", "hereto", and "hereof" and similar expressions refer to this Agreement, as the same may be amended or supplemented from time to time and which supersedes the letter of intent dated January 12, 2011 between Amarok Resources Inc. and Warrior Ventures Inc.;

(e)	"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in Calgary, Alberta;

(f)	"Closing" has the meaning ascribed thereto in Article 3 of this Agreement;

(g)
"Closing Date" means 14 days following execution of this Agreement, or such other date as is mutually agreed upon by the parties for the closing of the Transaction provided that the Closing Date will not be a date that is later than April 20, 2011, unless agreed in writing by the parties hereto;

(h)	"Encumbrance" means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:

(i)
a royalty, mortgage, assignment of rent, lien, encumbrance, adverse claim, charge, execution, restriction, title defect, security interest, hypothec or pledge, whether fixed or floating, against assets or property (whether real, personal, mixed, tangible or intangible), hire-purchase agreement, conditional sales contract, title retention agreement, equipment trust or financing lease, and a subordination to any right or claim of others in respect thereof;

(ii)
a claim, interest, or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), including, without limitation, an easement, right-of-way, servitude or other similar right in property granted to or reserved or taken by any Person;

(iii)	an option or other right to acquire, or to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible);

(iv)	any environmental hazard;

(v)	any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal, mixed, tangible or intangible); and

(vi)	any agreement to create, or right capable of becoming, any of the foregoing;

(i)	"OTCBB" means the Over the Counter Bulletin Board;

(j)	"OTCBB Policies" means the rules and policies of the OTCBB, as amended from time to time;

(k)
"Person" means an individual, company, corporation, body corporate, partnership, joint venture, society, association, trust or unincorporated organization, or any trustee, executor, administrator, or other legal representative;

(l)
"Properties" means all of the interests whatsoever of the Vendor in the McNeil Property consisting of 20 claims totalling 256 claim units in McNeil and Robertson townships in the Larder Lake Mining Division in the province of Ontario, summarized in Schedule A and described more fully in the 43-101 Report prepared for the Vendor, including without limitation, mining claims, patented lands (including leasehold patents and freehold patents), mining leases, mining rights and surface rights held by or in trust for the Vendor (whether such rights are vested in the Vendor or only represent a right to acquire a vested interest therein) in lands used or intended to be used for mining purposes, together with all other property interests in such properties, together with all buildings, fixtures and improvements and other assets located on such properties;

(m)	"Purchase Price" has the meaning ascribed thereto in Section 2.2 of this Agreement;

(n)	"Purchaser" means Amarok Resources Inc.;

(o)	"Purchaser Share" means a common share in the capital of the Purchaser;

(p)	"Purchaser's Solicitors" means Borden Ladner Gervais LLP;

(q)
"Securities Laws" means any applicable Canadian provincial securities laws, United States securities laws, the "blue sky" or securities laws of the states of the United States, and any other applicable law, and any rules and regulations thereunder;

(r)	"Transaction" means the purchase and sale of the Properties and all related transactions as contemplated by and described in this Agreement;

(s)	"Vendor" means Warrior Ventures Inc.; and

(t)	"Vendor's Solicitors" means Macleod Dixon LLP.

1.2	Singular, Plural, etc.

Words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3	Deemed Currency

In the absence of a specific designation of any currency, any undescribed dollar amount herein will be deemed to refer to Canadian dollars.

1.4	Organization and Headings

The division of this Agreement into Articles and Sections, the provision of a table of contents hereto, and the insertion of recitals and headings herein are for convenience of reference only and will not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made.

1.5	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereunder is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.6	Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

1.7	Attornment

The parties hereby irrevocably and unconditionally consent to and submit to the courts of the Province of Alberta for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement will be effective service of process for any action, suit or proceeding brought against either party in such court.

1.8	Knowledge

Where a representation or warranty is made in this Agreement on the basis of the knowledge or awareness of a party, such knowledge or awareness consists only of the actual knowledge or awareness, after due enquiry, as of the date of this Agreement, of the senior executive officers of that party.

1.9	Incorporation of Schedules

Schedules A and B attached hereto, for all purposes hereof, form an integral part of this Agreement.

ARTICLE 2
PURCHASE OF THE PROPERTIES

2.1	Purchase and Sale

Based on the representations and warranties contained in this Agreement, the Vendor agrees to sell, assign, and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor the Vendor's 100% interest in the Properties including all property payments received or receivable by the Vendor in connection with the Properties, effective as of and from the Closing Date, free and clear of all Encumbrances, for the price and in accordance with and subject to the terms and conditions set forth in this Agreement.

2.2	Purchase Price

(a)
Purchaser will purchase the Properties from the Vendor for consideration consisting of one million four hundred thousand (1,400,000) Purchaser Shares (the "Purchase Price") at a deemed price of $0.33 per Purchaser Share, payable and delivered on the Closing Date to the Vendor; and

(b)
Purchaser shall provide an option to Vendor to purchase up to an additional 1,400,000 Purchaser Shares (the "Option") at a price of $1.00 per Purchaser Share (the "Option Shares") until October 1, 2011.  Any portion of the Option remaining unexercised as of September 1, 2011 may be exercised at a price of $1.25 per Purchaser Share until March 31, 2012, after which the Option shall automatically terminate;

2.3	Liabilities and Obligations

(a)
On the Closing Date and effective as at and from the Closing Date, the Purchaser will assume, fulfil and perform all liabilities with respect to the Properties; the Purchaser assumes no obligations with respect to any costs, including reclamation costs, or reclamation/obligations incurred in respect of the Properties up until the Closing Date; and

(b)
The Purchaser does not agree to accept or assume, and shall not by this Agreement be deemed to have accepted or assumed, any obligation or responsibility for the payment of any debt, obligation, liability, claim or demand, absolute or contingent of whatsoever nature of or against the Vendor, except for payment of the Purchase Price and as other specifically set forth herein.

2.4	Transaction Expenses

Each of the parties to this Agreement will bear all costs and expenses incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.  All costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement will be borne by the party whose responsibility it is to satisfy the outstanding condition or fulfil the covenant in question.

2.5	Non-Solicitation

Neither the Purchaser nor the Vendor shall solicit (i) in the case of the Purchaser, any offers to purchase its shares or assets, (ii) in the case of the Vendor, any offers to purchase the Properties, and neither the Purchaser nor the Vendor will initiate or encourage any discussions or negotiations with any third party with respect to such transactions, respectively, or similar transactions during the period commencing on the date hereof and ending on the earlier of the Closing Date and the termination of this Agreement.  In the event either of the Purchaser or the Vendor being approached in respect of any such transaction, respectively, it shall immediately notify the other party.

2.6	Confidentiality and Publicity

(a)
Unless and until the transactions contemplated in this Agreement have been completed, or this Agreement has been terminated, except with the prior written consent of the other party, each of the parties hereto and their respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other party in strictest confidence, except such information and documents available to the public or as are required to be disclosed by Securities Laws or other applicable law;

(b)	All such information in written form and documents will be returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not consummated; and

(c)
The Vendor will advise, consult and cooperate with the Purchaser prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue any press release or other written statement to the public with respect to this Agreement or the transactions contemplated hereby.  The Vendor will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law and only after using its reasonable commercial best efforts to consult the Purchaser taking into account the time constraints to which it is subject as a result of such law.

ARTICLE 3
CLOSING

3.1	Closing

(a)
The closing of the Transaction (the "Closing") will take place on the Closing Date at the offices of the Purchaser's Solicitors, at 1900, 520 3rd Avenue SW, Calgary Alberta, T2P OR3 such other time or place upon which the parties may mutually agree.

(b)	On the Closing Date, upon the fulfillment of all the conditions set out in Article 9, which have not been waived in writing by the Purchaser or the Vendor as the case may be:

(i)	the Vendor shall deliver to the Purchaser:

(1)	the transfer and assignment of the Properties to the Purchaser, in a form satisfactory to the Purchaser;

(2)
copies of all technical data and all other documents in Vendor's possession pertaining to the Properties, including but not limited to title documents, geological maps, drill data, assay results and all internal reports, memos, website and all online information and materials;

(3)	the 43-101 Report;

(4)	the officer's certificate referred to in Article 9; and

(5)
evidence satisfactory to the Purchaser and its legal counsel of the completion of all corporate proceedings of the Vendor and other matters which, in the reasonable opinion of the Purchaser are necessary or desirable in connection with the completion of the Transaction.

(ii)	the Purchaser shall deliver to the Vendor:

(1)	the Purchaser Shares registered in the name of the Vendor;

(2)	the officer's certificate referred to in Article 9;

(3)	a certificate for the Option; and

(4)
evidence satisfactory to the Vendor and its legal counsel of the completion of all corporate proceedings of the Purchaser and other matters which, in the reasonable opinion of the Vendor are necessary or desirable in connection with the completion of the Transaction.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As of the date hereof, the Purchaser hereby represents and warrants to the Vendor as follows, and acknowledges that the Vendor is relying upon these representations and warranties in connection with the entering into of this Agreement:

4.1	Organization and Qualification

The Purchaser:

(a)
is a corporation duly incorporated and organized and validly existing under the laws of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted;

(b)	the shares of the Purchaser are currently quoted for trading on the OTCBB; and

(c)
to the Purchaser's knowledge, has conducted and is conducting its business in compliance with all material applicable laws, rules, regulations, tariffs, orders, and directives of each jurisdiction in which it carries on business.

4.2	Authority Relative to this Agreement

(a)
The Purchaser has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by the Purchaser of the Transaction will, by the Closing Date, have been duly authorized by the board of directors of the Purchaser and no other corporate proceedings on its part are or will be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

4.3	No Violations

(a)
Neither the execution and delivery of this Agreement by the Purchaser, the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will violate, conflict with, or result in breach of any provision of any terms, provisions or conditions of, or constitute default under, the constating documents of the Purchaser or any other instrument to which the Purchaser is a party or is bound or any judgment, order or regulation of any court or administrative body by which the Purchaser is bound, or, to its knowledge, of any law or regulation applicable to the Purchaser.

(b)	Other than in connection with, or in compliance with, the provisions of Securities Laws and OTCBB Policies:

(i)	there is no legal impediment to the Purchaser's consummation of the Transaction; and

(ii)
no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by the Purchaser in connection with the Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

4.4	GST Registration

Purchaser represents and warrants to the Vendor that it is now, or will be at Closing registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act.  Vendor and Purchaser will make a joint election under section 167 of the Excise Tax Act so that the GST will not be payable on the transfer of the Properties.  Both the Vendor and the Purchaser will execute the GST 44 “Election Concerning the Acquisition of a Business or Part of a Business” for Closing to effect that election.  Purchaser will file that form with its GST return for the reporting period in which Closing occurs.  Purchaser will provide Vendor with such supporting documentation as Vendor may reasonably request in order to confirm that such election has been made and properly filed.

4.5	General Purchaser Representations

(a)
Purchaser has, or will have prior to the Closing Date, reserved and allotted to Vendor 1,400,000 Purchaser Shares and, when issued, such Purchaser Shares will be validly issued as fully paid and non-assessable;

(b)
The Purchaser is not a party to any legal proceedings and to the Purchaser's knowledge, there is no basis for any and there are no actions or proceedings outstanding or to the Purchaser's knowledge, pending or threatened against or affecting the Purchaser before or by any court or governmental authority, commission or agency.

(c)
The Purchaser has not received notice of any material violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the assets, business or operations of the Purchaser.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE VENDOR

As of the date hereof, the Vendor hereby represents, warrants and acknowledges to the Purchaser as follows and acknowledges that the Purchaser is relying upon these representations, warranties and acknowledgements in connection with the entering into of this Agreement:

5.1	Organization and Qualification

The Vendor:

(a)
is a corporation duly incorporated and validly existing under the laws of Alberta and has the requisite corporate power and authority to carry on its business in relation to the Properties as it is now being conducted.  Vendor is duly registered to do business in relation to the Properties and is in good standing in each jurisdiction in which the character of the Properties, owned or leased, or the nature of its activities in relation to the Properties, makes such registration necessary, except where the failure to be so registered or in good standing would not have a material adverse effect on the Properties; and

(b)
to the Vendor's knowledge, has conducted and is conducting its business in relation to the Properties in compliance with all applicable laws, rules, regulations, tariffs, orders, and directives of each jurisdiction where the Properties are located.

5.2	Authority Relative to this Agreement

The Vendor has the requisite corporate authority to enter into this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement and the consummation by the Vendor of the Transaction will, by the Closing Date, have been duly authorized by the board of directors of the Vendor and no other corporate proceedings on its part will, by the Closing Date, be necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against it in accordance with its terms.

5.3	The Properties

(a)
The Vendor is the 100% legal and beneficial owner of, and has good and marketable title to, all of the Properties described in Schedule A hereto, such Properties are free and clear of all Encumbrances, the Vendor is not aware of any claim or the basis for any claim that would adversely affect the right of Vendor to use, transfer, or otherwise exploit its interest in the Properties.

(b)
All of the agreements and other documents and instruments pursuant to which the Vendor holds the Properties are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, and the Vendor is not in default of any of the material provisions of any such agreements, documents, or instruments, nor has any such default been alleged.

(c)
To the Vendor's knowledge, the Properties have been properly located, recorded and granted in compliance with the laws of the jurisdictions in which the Properties are located, and are accurately described in Schedule A.

(d)
There is no suit, action, litigation, arbitration or governmental proceeding, including appeals and applications for review, in progress or, to the Vendor's knowledge, threatened against or related to the Properties.

(e)	All information, records and data furnished to the Purchaser, its representatives and legal counsel pursuant to this Agreement are, to the Vendor's knowledge, accurate in all material respects.

(f)	In respect of the Properties:

(i)	all mining claims comprising the Properties are in all respects valid and subsisting;

(ii)
all requirements and procedures to maintain the validity of each of the mining claims comprising part of the Properties have in all respects been properly and timely observed and followed, and all conditions and obligations necessary to keep them in full force and effect have in all respects been fully satisfied and performed;

(iii)
the Vendor has not received any notice of default or delinquency under any of the mining claims comprising part of the Properties which has not been cured or which is outstanding and uncured as of the date hereof;

(iv)	the Vendor has complied in all respects with all conditions required of it necessary to keep the mining claims comprising part of the Properties in full force and effect;

(v)
all rentals, production royalties, advance royalties and other payments due under the mining claims comprising part of the Properties have in all respects been properly paid to the persons entitled to receive such payment;

(vi)
all of the Properties have been operated and maintained in conformance with all applicable laws, rules, regulations and orders of all governmental authorities having jurisdiction and are in all respects subject to no penalties on account of past operation and maintenance;

(vii)
none of the Properties, or the occupancy or operation of any of such properties, is in violation of any federal, provincial, foreign, state or municipal building or zoning law, ordinance, code or regulation applicable to such properties or their owner;

(viii)
no notice from any governmental body or other authority has been served upon the Vendor or, to the best of the Vendor's knowledge, upon any other person or upon any real property used in the operations of the Properties claiming any violation of any such building or zoning law, ordinance, code or regulation or requiring or calling attention to the need for any work, repairs, construction, alterations or installation on or in connection with said Properties; and

(ix)
no condemnation or eminent domain proceedings have been initiated which relate to any of the Properties and no such proceedings are threatened or have been filed by any government authority have jurisdiction with respect thereto.

(g)
Subject to the covenants, conditions and stipulations in any agreements pertaining to the Properties and on the lessee's or holder's part thereunder to be paid, performed and observed, the Purchaser may (upon Closing) enter into and upon, hold and enjoy the Properties for the residue of their respective terms and all renewals or extensions thereof for the Purchaser's own use and benefit without any lawful interruption of or by the Vendor or any other person whomsoever claiming or to claim by, through or under the Vendor and the Vendor bind themselves to warrant and defend all and singular the Properties against all persons whosoever claiming or to claim the same or any part hereof or any interest therein by, through or under the Vendor.

(h)
To the best of the Vendor's knowledge, the Properties are in compliance, and as of the closing will be in compliance, in all material respects with all applicable laws, regulations, orders, judgments and decrees, including without limitation, all applicable federal, provincial, municipal and other environmental legislation or regulations and is in material compliance with and has obtained all necessary environmental orders, permits, certificates, approvals, directions, instructions, consents and other requirements applicable to the Properties by or from any governmental authority.  None of the Properties are subject to any enforcement proceedings under any federal, provincial or local environmental law, regulation or ordinance.  The Properties have been operated and all material environmental contaminants used on or in connection with the Properties have been used in substantial compliance with applicable environmental, health or safety laws, regulations, orders, or approvals in all material respects.  To the best of the Vendor's knowledge, no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released in connection with the Properties into the environment in breach of laws or regulations, nor has any relevant person deposited, discharged, placed or disposed of any such contaminants in breach of laws or regulations.  The Vendor has maintained all environmental and operating documents and records substantially in the manner and for the time periods required by applicable federal, provincial, foreign, municipal, or local laws, regulations or orders.

(i)	The Vendor is a resident of Canada within the meaning of the Income Tax Act (Canada) and a resident of Canada.

(j)	No consents from any third parties are required for the Vendor to sell the Properties to Purchaser.

5.4	No Violations

(a)
To the Vendor's knowledge, neither the execution and delivery of this Agreement by the Vendor, the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will violate, conflict with, or result in breach of any provision of any terms, provisions or conditions of, or constitute default under, the constating documents of the Vendor or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, consent, permit, license, authority or other instrument to which the Vendor is a party or is bound or any judgment, decree, order, rule or regulation of any court or administrative body by which the Vendor is bound, or, to its knowledge, of any law or regulation applicable to the Vendor.

(b)	To the Vendor's knowledge:

(i)	there is no legal impediment to the Vendor's consummation of the Transaction; and

(ii)
no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by the Vendor in connection with the Transaction, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a material adverse effect on the ability of the Vendor to consummate the transactions contemplated hereby.

5.5	General Vendor Representations

(a)
There is no "material fact" or "material change", as those terms are defined in the Securities Act (Alberta), in the affairs of the Vendor affecting the Properties or the Transaction that has not been disclosed to the Purchaser.

(b)
The Vendor does not have any knowledge of, and has not received notice of, any material claims, or judicial, or administrative proceeding, pending or threatened against, or which may affect, the Properties, relating to or alleging any material violation of any environmental, health, or safety law applicable to the Properties, and Vendor is not aware of any facts that could give rise to any such claim or judicial or administrative proceeding.

(c)	The Vendor has received independent legal and tax advice as to the Transaction and matters related thereto, as they affect the Vendor and the Vendor is satisfied with the results thereof.

(d)	No Person is entitled to a finder's fee or other form of compensation from the Vendor in respect of the Transaction.

(e)	The Vendor shall use reasonable commercial efforts to assist the Purchaser in obtaining all necessary approvals relating to the Transaction.

5.6	The Vendor Acknowledgements

The Vendor acknowledges to the Purchaser that:

(a)	the Vendor is acquiring the Purchaser Shares hereunder as principal for its own account, and not for the benefit of any other person;

(b)
the Vendors are aware that no prospectus has been filed with any securities commission in connection with the issuance of the Purchaser Shares, and the Vendor is acquiring the Purchaser Shares pursuant to an exemption from the prospectus requirements under applicable Securities Laws and, as a consequence:

(c)	they are restricted from using most of the civil remedies available under applicable Securities Laws;

(d)	they may not receive information that would otherwise be required to be provided to it under applicable Securities Laws; and

(e)	the Corporation is relieved of certain obligations that would otherwise apply under applicable Securities Laws;

(f)
the Purchaser Shares are not being acquired by the Vendors as a result of any material information concerning the Purchaser that has not been publicly disclosed and the Vendor's decision to acquire the Purchaser Shares has not been made as a result of any oral or written representation as to fact or otherwise made by or on behalf of the Purchaser and is based entirely upon currently available pubic information concerning the Purchaser;

(g)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Purchaser Shares;

(h)	there is no government or other insurance covering the Purchaser Shares;

(i)
the Purchaser Shares are subject to resale restrictions imposed under a applicable Securities Laws, or the rules or policies of regulatory bodies having jurisdiction over the Purchaser Shares or trading in such Purchaser Shares and, as a consequence, the Vendor may not be able to resell the Purchaser Shares except in accordance with resale restrictions and limited exemptions under applicable Securities Laws and it is the responsibility of the Vendor to find out what those resale restrictions are and to comply with them before selling the Purchaser Shares;

(j)	the Vendor is aware that the Purchaser has ongoing continuous disclosure obligations and filing requirements that must be complied with upon closing the Transaction; and

(k)
that all certificates representing the Purchaser Shares to be issued to the Vendors hereunder will have a legend affixed thereto which describes certain resale restrictions under applicable Securities Laws.

ARTICLE 6
COVENANTS OF THE VENDOR

6.1	Accuracy of Representation

The Vendor covenants and agrees that, in between the date hereof and the Closing Date, the Vendor will not take any action, or fail to take any action, which would or could reasonably be expected to result in the representations and warranties set out herein being untrue in any material respect.

6.2	Notice of Material Adverse Change

(a)	From the date hereof until the Closing Date, the Vendor will promptly notify Purchaser in writing of:

(i)
any material adverse change in relation to the Properties, including without limitation any actual, anticipated, contemplated or, to the Vendor's knowledge, threatened or otherwise regarding the Properties;

(ii)
any change in any representation or warranty set forth in this Agreement which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect, including without limitation any representation or warranty regarding the Properties; or

(iii)	any material fact in respect of the Vendor which arises and which would have been required to be stated herein had the fact arisen on or prior to the date of this Agreement.

(b)
The Vendor will in good faith discuss with the Purchaser any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Vendor, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the Purchaser pursuant to this section.

6.3	Future Deliverables

From time to time after the Closing Date, the Vendor shall execute and deliver to the Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for the Purchaser, in addition to those the delivery of which are required at the Closing, in order to vest in the Purchaser all right, title and interest of the Vendor in and to the Properties and otherwise in order to carry out the purpose and intent of this Agreement.

ARTICLE 7
COVENANTS OF THE PURCHASER

7.1	Accuracy of Representations

The Purchaser covenants and agrees that, in between the date hereof and the Closing Date, the Purchaser will not take any action, or fail to take any action, which would or could reasonably be expected to result in the representations and warranties set out herein to be untrue in any material respect.

ARTICLE 8
MUTUAL COVENANTS

8.1	Other Filings

The Purchaser and the Vendor will, as promptly as practicable hereafter, prepare and file any filings required under any of either or both of Securities Laws or the OTCBB Policies, or any other applicable law relating to the Transaction.

8.2	Additional Agreements

Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by counsel in writing, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using reasonable commercial efforts:

(a)
to obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts including, without limitation, the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to Vendor's operations;

(b)	to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations;

(c)	to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(d)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;

(e)	to effect all necessary registrations and other filings and submissions of information requested by governmental authorities; and

(f)	to fulfil all conditions and satisfy all provisions of this Agreement.

8.3	Conduct of Business

From the date of the execution of this Agreement until the Closing Date, both the Purchaser and the Vendor will operate their businesses in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

ARTICLE 9
CONDITIONS PRECEDENT

9.1	Conditions Precedent

(a)	Conditions to Purchaser's Obligations

Subject to the provisions of the Agreement, Purchaser reserves the right to withdraw or terminate the Agreement and not purchase the Properties, unless all of the following conditions are satisfied or waived by Purchaser:

(i)
all government and regulatory approvals, orders, rulings, exemptions and consents (including, without limitation, those of any stock exchanges or other securities or regulatory authorities), including the approval of the OTCBB, which are necessary to be obtained by Purchaser and Vendor in order for each of them to consummate the Transaction contemplated by the Agreement will have been obtained on terms and conditions satisfactory to each of the Purchaser and Vendor, acting reasonably, and will be in full force and effect;

(ii)
the approval of the Transaction and the Agreement by the boards of directors, and if applicable, shareholders, of each of Purchaser and Vendor will have been obtained on terms and conditions satisfactory to the Purchaser and Vendor, acting reasonably;

(iii)
all requisite third party consents and provision of any necessary third party notices will have been obtained by Purchaser on terms and conditions satisfactory to the Purchaser and Vendor, acting reasonably;

(iv)
all requisite third party consents and provision of any necessary third party notices will have been obtained by Vendor on terms and conditions satisfactory to the Purchaser and Vendor, acting reasonably;

(v)
no act, action, suit or proceeding regarding the Properties or against either of the Purchaser or Vendor will have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission by any elected or appointed public official or by any private person (including, without limitation, any individual, body corporate, partnership, syndicate or other form of unincorporated entity) in Canada or elsewhere, whether or not having the force of law, and no law, regulation or policy will have been proposed, enacted, promulgated or applied, whether or not having the force of law, that has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the consummation of the Transaction contemplated by the Agreement;

(vi)	there will not exist any prohibition at law against either the Purchaser or Vendor completing the Transaction;

(vii)
Purchaser will have determined in its sole judgment, acting reasonably, that no material adverse change in the condition of the Properties during the time between the execution of the Agreement and the Closing Date has occurred;

(viii)
Purchaser will have determined in its sole judgment, acting reasonably, that (i) Vendor will not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Agreement; and (ii) all representations and Warranties of Vendor contained in the Agreement will have been true and correct, in all material respects, as of the date of the Agreement and will not cease to be true and correct in any material respect thereafter provided that Vendor has been given notice of and 5 Business Days to cure any such misrepresentation, breach or non-performance and has failed to cure any such misrepresentation, breach or non-performance and the Vendor shall have tendered to the Purchaser a certificate dated as of the Closing Date to such effect in a form satisfactory to Purchaser;

(ix)	the Purchaser will have received the 43-101 Report regarding the Properties; and

(x)	the Agreement will not have been terminated pursuant to its terms.

(b)	Conditions to Vendor's Obligations

Subject to the provisions of the Agreement, Vendor reserves the right to withdraw or terminate the Agreement and not sell the Properties, unless all of the following conditions are satisfied or waived by Vendor:

(i)	there will not exist any prohibition at law against either the Purchaser or Vendor completing the Transaction;

(ii)
the Purchaser shall have tendered to the Vendor the Purchase Price at the Closing Date by delivery of certificates representing the applicable number of Purchaser Shares and an Option Certificate representing the right to Purchase the applicable number of Option Shares; and

(iii)
Vendor will have determined in its sole judgment, acting reasonably, that: (i) Purchaser will not have breached, or failed to comply with, in any material respect, any of its covenants or other obligations under the Agreement; and (ii) all representations and warranties of Purchaser contained in the Agreement will have been true and correct, in all material respects, as of the date of the Agreement and will not cease to be true and correct in any material respect thereafter provided that Purchaser has been given notice of and 5 Business Days to cure any such misrepresentation, breach or non-performance and has failed to cure any such misrepresentation, breach or non-performance and the Purchaser shall have tendered to the Vendor a certificate dated as of the Closing Date to such effect.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

10.1	Termination

(a)
The parties hereto may terminate this Agreement at any time prior to Closing upon written agreement of all the parties. In addition, this Agreement may be terminated automatically if the Transaction is not closed by 5:00 p.m. (Calgary time) on April 20, 2011 or such later date as the Purchaser or the Vendor may agree upon in writing.

(b)	If this Agreement is terminated, this Agreement will forthwith have no further force or effect and there will be no obligation on the part of Purchaser or Vendor hereunder.

(c)	Nothing in this Section 10.1 will relieve any party from liability for any breach of this Agreement.

10.2	Amendment

This Agreement may be amended by mutual agreement between the parties hereto.  This Agreement may not be amended except by an instrument in writing signed by the appropriate officers on behalf of each of the parties hereto.

10.3	Waiver

Purchaser, on the one hand, and Vendor, on the other hand, may:

(a)	extend the time for the performance of any of the obligations or other acts of the other;

(b)	waive compliance with any of the other's agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other's representations or warranties contained herein or in any document delivered by the other party hereto;

provided, however, that any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 11
GENERAL PROVISIONS

11.1	Notices

All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as will be specified by the parties by like notice):

(a)	if to the Purchaser:

Suite 300
30021 Tomas Street

Rancho Santa Margarita, California, 92688

Attention               Ron Ruskowsky
Telecopy No.:        949.682.7889

with a copy to:

Borden Ladner Gervais LLP
1900, 520 Third Avenue S.W.
Calgary, Alberta T2P 0R3

Attention:              Dan Kolibar
Telecopy No.:        403.266.1395

(b)	if to the Vendor:

222 Main Street
Airdrie, AB  T4B 2B8

Attention:              Jeff Nielsen
Telecopy No.:

with a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 Third Avenue, S.W.
Calgary, AB  T2P 4H2

Attention:              Dave Guichon
Telecopy No.:        403.264.5973

11.2	Miscellaneous

This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The parties hereto will be entitled to rely upon delivery of an executed facsimile copy of this Agreement, and such facsimile copy will be legally effective to create a valid and binding agreement among the parties hereto.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of Alberta having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.3	Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other party.

11.4	Survival of Representations and Warranties

The representations and warranties of Purchaser and Vendor contained in this Agreement will survive the Closing Date and remain in full force and effect thereafter for a period of 24 months.

11.5	Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

11.6	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart will be deemed to be an original instrument but all such counterparts together will constitute one agreement.

11.7	Entire Agreement

The Purchaser and Vendor hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement.

IN WITNESS WHEREOF, Purchaser and Vendor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMAROK RESOURCES INC.

Per:	/s/Ron Ruskowsky
Authorized Signatory

WARRIOR VENTURES INC.

Per:	/s/Ken Wylie
Authorized Signatory
Ken Wylie Secretary Treasurer

SCHEDULE A
CLAIMS COMPRISING THE PROPERTY

Claim Number	Township	Claim Units	Area (ha)
1204585	McNeil	10	162.4
1219237	McNeil	8	127.6
1219273	McNeil	3	50.0
1237005	McNeil	15	239.0
1237006	McNeil	7	109.7
1237010	McNeil	16	255.9
1237100	McNeil	16	257.3
1237409	McNeil	16	255.9
1248527	McNeil	10	173.0
3010873	McNeil	15	236.5
3010874	McNeil	8	131.3
3012718	McNeil	16	261.2
3012719	McNeil	12	204.9
4211423	McNeil	16	256.5
4211424	McNeil	16	256.0
4214664	McNeil	8	115.8
4214920	McNeil	16	241.5
1219270	Robertson	16	271.7
1219271	Robertson	16	250.8
1219272	Robertson	16	262.3
	Total	256	4119.3

SCHEDULE B
43-101 REPORT BY GEOVECTOR MANAGEMENT INC.

See attached report dated November 23, 2009, prepared by GeoVector Management Inc. for the Vendor.

REPORT ON THE

MCNEIL PROPERTY,

MCNEIL AND ROBERTSON TOWNSHIPS,

NTS MAP SHEET 42A/02

NORTHEASTERN, ONTARIO

FOR WARRIOR VENTURES INC.

Tom Setterfield, PhD, P.Geo, Alan Sexton, MSc, P.Geo and Roman Tykajlo, BSc, P.Geo
GeoVector Management Inc.
November 23, 2009

2.0     TABLE OF CONTENTS

ii

LIST OF PLATES		Page
1A.	Monzonite to diorite intrusions, hole BE-08-01	37
1B.	Chlorite-pyrite stringer in monzonite, hole BE-08-01	37
1C.	Chlorite stringer in mafic volcanics, hole BE-08-01	37
1D.	Pyrrhotite-pyrite±chalcopyrite stringer in diorite, hole BE-08-02	37

iii

3.0     SUMMARY

GeoVector Management Inc. was contracted by Warrior Ventures Inc. to examine their McNeil property in northeastern Ontario, and to prepare a National Instrument 43-101 compliant report on the property. Warrior is a private corporation; they own a 100% interest in the McNeil property. The McNeil property consists of 20 claims totaling 256 claim units in McNeil and Robertson townships in the Larder Lake Mining Division. The property is 4119.3 ha in area and is centered at approximately 510000E/5332000N (UTM Co-ordinates) or 80º52’W/48º07’N (latitude/longitude) in National Topographic System 1:50,000 map sheet 42A/02. This report is necessary to support Warrior’s application to become a publicly traded company on the TSX-V stock exchange. GeoVector examined core drilled by Warrior from the McNeil property to verify the geological logging, and collected samples for check assaying. A property visit was conducted to verify the geology and collect samples from several of the showings.

The property is 60 km west of Kirkland Lake, 50 km southeast of Timmins, and 25 km northwest of Matachewan. All three of these towns have a long mining history and are home to personnel with the skills to work in the mining industry. In the event of an economic discovery on the McNeil property, Timmins would likely form the base of operations and the primary source of necessary equipment and personnel. Water is abundant in the region, and the property contains an all-weather gravel road. Suitable locations for constructing mineral processing facilities are abundant on the property. There is excellent access to the property via a well maintained, all-weather gravel road that trends south from the town of South Porcupine for approximately 65 kilometers. A network of logging roads provides additional access to the property.

The McNeil property occurs within the Western Abitibi Subprovince in an area of Archean volcanic and lesser sedimentary rocks, intruded by Archean granitoids. The Proterozoic Cobalt Embayment, consisting of Cobalt Group sediments and the Nipissing Diabase, occurs mostly to the south of the property, but tongues of Cobalt Embayment also occur both east and west of the property. The regional scale Montreal River Fault passes through the northeast part of the property.

Detailed mapping shows that the property is underlain predominantly by mafic volcanics, with lesser intermediate to felsic volcanics, intruded in the northeast corner by Archean granodiorite. Northerly trending diabase dikes of the Matachewan dike swarm cut all other rock types. The volcanic rocks may be part of the 2702/2701 Ma Kinojevis assemblage. Stratigraphy typically strikes east and dips steeply on the property, and generally becomes younger to the south. The volcanic rocks have been divided into five separate units, from oldest to youngest: i) Mg-rich tholeiitic basalt; ii) tholeiitic basalt; iii) Fe-rich tholeiitic basalt, which is typically magnetic; iv) calc-alkaline mafic to intermediate volcanics; and v) minor calc-alkaline intermediate to felsic volcanics. East-striking faults may have juxtaposed various elements of the stratigraphy, particularly the Mg-rich tholeiites against the Fe-rich tholeiites.

Gold was discovered on the McNeil property in 1923, and early exploration included the excavation of several shafts. Comprehensive records of exploration completed on the property are only available for work conducted after approximately 1975. No mineral resource or mineral reserve estimates have been generated from this property, and there has been no mineral production from the property. However there are a number of gold showings on the property, some of which are reported to contain visible gold. Mineralization is typically in pyrite ± chalcopyrite bearing quartz veins, originally thought to be related to “felsite” dikes. These “dikes” have been reinterpreted as zones of intense ankerite ± sericite alteration, in some instances flanked by calcite alteration.

In 1995/1996, the Ontario Geological Survey carried out regional till sampling, lake sediment sampling and lake water sampling over an area that included the present McNeil property. Gold concentration and gold grain attributes (abundance, size, shape) were used to identify anomalies of potential exploration significance. One of the anomalies identified was the “Cleaver-McNeil Trend”, which is partially located on the McNeil property. Chemical analysis of the matrix to the till produced other interesting data in the northwest part of the McNeil property. One till sample had Cu and Ag results in the 98%ile of all the samples, and several minor Zn anomalies are present. The Ontario Geological Survey defined a Au-Ag-Mo±Cu±Ni±Cr±Co till anomaly roughly coincident with the Cleaver-McNeil trend in the northwest part of the property. The lake sediment and lake water sample density on the McNeil property is somewhat less than optimal due to the paucity of lakes. However, even with this constraint, the Ontario Geological Survey managed to define a Sb-As-W-Mo-Ni-Co-Cr-Cu anomaly in the southeast part of the property, coincident with the historical gold mineralization.

The main objective of exploration on the McNeil property is to discover mesothermal gold mineralization. The initial property was staked in 2003 by Warrior’s predecessor, OGL Ventures Ltd. From 2005 to 2007, Warrior established grids on the property, conducted magnetic, gravity and soil surveys, undertook prospecting and mechanical stripping, flew a Lidar survey and drilled nineteen holes totaling 1981.19 m.

Warrior found several new showings, including the Lightening Zone, where a 2 cm nugget of gold was discovered. A 59.6 g/t Au sample was collected from a prospect adjacent to the Lightening Zone. Several potentially important gold-in-soil anomalies were identified. Twelve holes were drilled at the Lightening Zone, testing a strike length of 125 m. Low grade mineralization encountered in the holes is associated with sulphides (pyrite and lesser pyrrhotite) in quartz-carbonate veins, sulphides in silicified volcanics and sulphides in volcanic breccias. The best mineralization, up to 2.66 g/t Au, is invariably associated with thin quartz-carbonate veins. Four holes were drilled at the historical Isadore Shaft. Three of these holes intersected significant thicknesses (≥ 5 m) of low grade mineralization. These zones are described as intensely altered (albiteankerite-silica) syenite dikes with variable sulphide and quartz vein content. Three holes tested the historical Weekly West Zone but were not successful. Although several zones of syenite/alteration were encountered, there was no associated significant gold anomalism.

An intense, subcircular magnetic high in the northwestern part of the McNeil property was originally considered by Warrior to be a diamond target, an interpretation supported by the identification of a Kimberlite Indicator Mineral down-ice from the magnetic anomaly by the 1995/1996 Ontario Geological Survey till survey. Warrior drilled two holes into this anomaly in 2008. These holes did not encounter any evidence of a kimberlite, but rather penetrated a sequence of strongly magnetic mafic volcanics intruded by a complex suite of monzonite to diorite intrusions. Pink albitic or potassic alteration occurs in the volcanics adjacent to the intrusions. More importantly, epidote and calcite alteration is widespread, occurring in amygdules and as veinlets in the volcanics. Chlorite stringers are locally present, mainly in the volcanics, in some instances with associated pyrite. Thin pyrite-pyrrhotite stringers are common throughout both holes, and rarely contain minor chalcopyrite. It is possible that these holes intersected the fringe of a VMS-related alteration pipe.

Work to date by government and industry geologists on the McNeil property has shown it to be underlain predominantly by tholeiitic basalt, a prospective rock type when exploring for mesothermal gold deposits. More importantly, quartz veins and iron carbonate alteration are abundant, and a number of significant showings are known to occur. A significant gold grain in till anomaly occurs on the property, and broad-based geochemical surveys by the Ontario Geological Survey have produced anomalies that have never been explored. Warrior’s soil geochemical survey has also generated anomalies that are worth following up. Potential east-west structures, not previously factored into exploration planning, are likely to be important in the concentration of gold. Geological and magnetic information define an east-trending stratigraphy, the distribution of which may be at least partially related to structures. Warrior has confirmed the presence of mineralization on the property and demonstrated that examples of previously unknown, near-surface mineralization can still be found on the property. The geology, geochemistry, alteration and abundance of known mineralization all point to a prospective property, in which there are now new avenues to pursue, both in terms of new concepts and new geochemical anomalies. It is also worth noting that little modern exploration has been conducted on the property. It is clear that further exploration of this property is justified.

While gold should remain as the focus of exploration on the McNeil property, further work should take into account the possibility of discovering VMS mineralization. GeoVector recommends that immediate work be concentrated on re-evaluating the prospectivity of the property as a whole, rather than focusing on any one particular zone of known mineralization. It is believed that such an approach will produce numerous drill targets in areas of the property that have not previously received much attention. As part of a Phase 1 exploration program, GeoVector recommends: a re-evaluation of existing data, including a detailed structural interpretation of the property; mapping of the property with an emphasis on structure and alteration and with concurrent sampling for whole rock lithogeochemistry; additional soil sampling; a program of till sampling; a property-wide airborne magnetic/electromagnetic survey; programs of reconnaissance and detailed Induced Polarization; and additional mechanical stripping. It will also be necessary to construct a bridge over a stream in the south part of the property, and surveying of existing exploration features (drill holes, shafts, trenches) is recommended. The approximate cost of the proposed Phase 1 program is on the order of $750,000.

Phase 2 exploration would consist of drilling the best targets and would be contingent upon success in Phase 1. It might be beneficial to conduct detailed magnetic surveys over gold potential targets to aid with the detailed siting of drill holes, and to conduct electromagnetic and magnetic surveys over potential VMS targets. It is difficult to predict the cost of the Phase 2 program, as it is dependent on the number of targets generated during Phase 1. However, it is realistic to think that ten new gold targets and one VMS target might be generated, each of which would require a small geophysical survey and 500 m of drilling. Phase 2 might cost approximately $910,000.

4.0     INTRODUCTION

GeoVector Management Inc. (GeoVector) was contracted by Warrior Ventures Inc. (Warrior) to examine their McNeil property in McNeil and Robertson townships, northeast Ontario (Fig. 1) and to prepare a National Instrument 43-101 compliant report on the property. Warrior is a private corporation incorporated in Alberta in April, 2006. Warrior owns a 100% interest in the McNeil property. This report is necessary to support Warrior’s application to become a publicly traded company on the TSX-V stock exchange.

GeoVector is an Ottawa-based firm that provides geoscientific consulting services to the mining industry. The principals (including the authors) are Qualified Persons as defined by National Instrument 43-101, and are members of the Association of Professional Geoscientists of Ontario. GeoVector has had no previous interaction with Warrior or with the McNeil property, and does not own any shares in Warrior. GeoVector does, however, have extensive experience exploring for gold, base metals and diamonds in northeastern Ontario.

Sexton examined recent core from the McNeil property to verify the geological logging, and collected samples for check assaying on January 17 and 19, as well as March 19 to 21, 2008. He also visited the property on May 22, 2008 to verify the geology and collect samples from several of the showings. Setterfield examined 2008 Warrior drill core in Timmins on October 6, 2009, and collected eight samples for check assaying. In addition to personal observations, this report is based on examination of i) Warrior’s reports, maps and databases; ii) assessment reports from previous workers; iii) geoscientific information from the Ontario Geological Survey; iv) examination of scientific literature; and v) the authors’ personal experience in the region. Sources of information are cited in the report as the information is presented.

The 1983 North American Datum (NAD83) co-ordinate system is used in this report. The McNeil property is in Universal Transverse Mercator (UTM) Zone 17N. Assessment reports cited in the references are available on the website of the Ontario Ministry of Northern Development and Mines (www.geologyontario.mndm.gov.on.ca). The AFRI (Assessment File Research Imaging) number is provided for each assessment report. All monetary figures quoted in this report are in Canadian dollars.

5.0     RELIANCE ON OTHER EXPERTS

Government reports referenced herein were prepared by a person(s) holding postsecondary geology or related university degrees and the information in those reports is assumed to be accurate. Assessment reports written by other geologists are also assumed to be accurate based on a review conducted by the authors. Note that previous reports do not form the sole basis for the main conclusions and recommendations presented in this report; such conclusions and recommendations result from the authors’ independent examination of the data and their experience with the regional geology and ore deposit models.

82°W
81°W
80°W
79°W
48°N
47°N
46°N
N
Timmins
Kirkland Lake
Matachewan
McNeil Property
ONTARIO
QUEBEC
Sudbury
North Bay
30 0 30 60 Kilometers
Town/City
McNeil Property
Major Road

Figure 1: Location of the McNeil Property in Northeastern Ontario

6.0     PROPERTY DESCRIPTION AND LOCATION

The McNeil property consists of 20 claims totaling 256 claim units in McNeil and Robertson townships in the Larder Lake Mining Division (Fig. 2; Table 1). The property is 4119.3 ha in area and is centered at approximately 510000E/5332000N (UTM Coordinates) or 80º52’W/48º07’N (latitude/longitude) in National Topographic System (NTS) 1:50,000 map sheet 42A/02.

Figure 2: Claims Comprising the McNeil Property

505000
506000
507000
508000
509000
510000
511000
512000
513000
514000
515000
5335000
5334000
5333000
5332000
5331000
5330000
5329000
5328000
N
Whitefish Lake
1237006
4211423
1237010
1237409
1248527
1219270
1237100
4211424
3012718
3012719
1219273
1219271
1204585
1219237
3010874
Tom Fox Lake
1219272
3010873
Property Boundary
Road
1237005
4214664
4214920
Robertson Township
McNeil Township
Argyle Township
1 0 1 Kilometers

Table 1: Claims Comprising the McNeil Property

Claim Number	Township	Recording Date	Claim Due Date	Claim Units	Area (ha)
1204585	McNeil	2003-Jul-08	2011-Feb-03	10	162.4
1219237	McNeil	2003-Dec-08	2011-Jul-06	8	127.6
1219273	McNeil	2003-Dec-08	2010-Jul-06	3	50.0
1237005	McNeil	2006-Oct-02	2011-Oct-02	15	239.0
1237006	McNeil	2007-May-23	2010-May-23	7	109.7
1237010	McNeil	2007-May-23	2010-May-23	16	255.9
1237100	McNeil	2007-May-23	2010-May-23	16	257.3
1237409	McNeil	2007-May-23	2010-May-23	16	255.9
1248527	McNeil	2003-Oct-21	2011-May-19	10	173.0
3010873	McNeil	2003-Feb-21	2011-Sep-19	15	236.5
3010874	McNeil	2003-Feb-21	2011-Sep-19	8	131.3
3012718	McNeil	2003-Jul-17	2011-Feb-12	16	261.2
3012719	McNeil	2003-Jul-17	2011-Feb-12	12	204.9
4211423	McNeil	2006-May-03	2010-May-03	16	256.5
4211424	McNeil	2006-May-03	2011-May-03	16	256.0
4214664	McNeil	2007-Apr-03	2011-Apr-03	8	115.8
4214920	McNeil	2007-Apr-03	2011-Apr-03	16	241.5
1219270	Robertson	2003-Dec-08	2011-Jul-06	16	271.7
1219271	Robertson	2003-Dec-08	2011-Jul-06	16	250.8
1219272	Robertson	2003-Dec-08	2011-Jul-06	16	262.3
Total				256	4119.3

The McNeil property consists of unpatented, unsurveyed claims, for which the mineral rights are 100% owned by Warrior. No royalties, back-in rights or other agreements in favour of a third party exist. The mineral rights give Warrior the right to explore for ore on the claims, subject to a 400' surface rights reservation around all lakes and rivers, and a 300' surface reservation around major roads (this may be waived by the Crown). Unpatented claims require work expenditures of at least $400 per 16 hectare claim unit in the first two years, and $400 per year thereafter (by the anniversary of their recording date); all claims are in good standing at the time of writing (Table 1). No permits are necessary for most exploration work. However, if extensive disturbance to forests is foreseen (i.e. during drilling programs), work permits must be obtained from the Ministry of Natural Resources Regional Office in North Bay in the form of a personal use wood permit for grid cutting and small areas of forest disturbance or a harvesting permit for large areas of forest disturbance (i.e. trenching).

There are no known mineral reserves on the property, and no environmental liabilities accruing to Warrior. No mining has taken place, but there are several exploratory shafts and areas of intense previous investigation on the property (Fig. 3; Section 8).

7.0     ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

There is excellent access to the property and McNeil Township via a well maintained, all-weather gravel road that trends south from the town of South Porcupine, Ontario for approximately 65 kilometers. The road is locally known as the “Stringers” road or Langmuir road, and is maintained by the city of Timmins and Night Hawk Timber Company. A good gravel road reaches down to the property and allows access to the south-central portion of the property. A network of logging roads provides additional access to the property (Figs. 2 and 3); these vary from being passable by truck or ATV to only being accessible by foot.

Certain logging roads in the southern part of the property, specifically in claims 1219237, 1219272, 1237005, 3010873, 3010874, and 4214664 (Fig. 2), essentially belong to the Matachewan First Nations. Warrior signed an agreement with the Matachewan First Nations on April 24, 2007, whereby Warrior was granted permission to use these roads in exchange for assuming responsibility for maintaining the roads and bridge crossings, and for decommissioning the roads once exploration is complete. This agreement means that Warrior will have to construct a bridge to cross a stream south of Tom Fox Lake (UTM co-ordinates 511000E/5329810 N; Fig. 2) prior to the next round of exploration.

The property is 60 km west of Kirkland Lake, 50 km southeast of Timmins, and 25 km northwest of Matachewan (Fig. 1). All three of these towns have a long mining history and are home to personnel with the skills to work in the mining industry. The cities of Sudbury and North Bay are also within a three hour drive of the property. In the event of an economic discovery on the McNeil property, Timmins would likely form the base of operations and the primary source of necessary equipment and personnel. Water is abundant in the region, and the property contains an all-weather gravel road. Suitable locations for constructing mineral processing facilities are abundant on the property. Depending on the grade of the ore being extracted, it might be economic to truck either the ore or a concentrate to mill facilities at Timmins. There is a power line approximately 20 km northwest of the property in Langmuir Township, which supplies power to the Redstone nickel project. Prior to mining, the claims must be converted to one or more mining lease(s).

The climate of the project area is continental in nature, with cold winters (-10 to -35EC) and warm summers (+10 to +35EC). Seasonal variations affect exploration to some extent (geological mapping can not be done in the winter, geophysics and drilling are best done at certain times of the year etc.), but the climate would not significantly hamper mining operations.

The property has gently rolling topography with maximum relief of approximately 60 m. Elevation varies from 310 to 370 m Above Sea Level. The 3 km long Whitefish Lake occurs on the McNeil property, as do several smaller lakes and several streams (Figs. 2 and 3), but in general the property is dominated by forest and swamp. The northern part of the property has been logged in the past, so the present forest is second growth, a mixture of jackpine, spruce, birch and poplar trees; swampier areas contain small spruce trees and alders. The southern portion of the property has been recently logged, so there is currently no forest present. The bulk of the property is covered by significant (>2 m) overburden, and outcrop density is low.

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Shaft
Isador
Shaft
Johns Manville
Prospect
Pit
Shaft
8 Foot
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Forbes Carbonate
Prospect
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Figure 3: Exploration Shafts, Areas of Previous Investigation, McNeil Property

8.0     HISTORY

8.1     General Statement

Information on early exploration in McNeil Township is incomplete; relatively comprehensive records of exploration completed on the property are only available for work conducted after approximately 1975. No historical mineral resource or mineral reserve estimates have been generated from this property, and there has been no mineral production from the property. Areas of concentration of previous work are shown on Figure 3, and modern, pre-Warrior drill holes on the property are shown on Figure 4; information on these holes is provided in Table 2.

8.2     Early Exploration

In 1923, three aboriginals, Isadore Longwin, Micmack and Tom Fox, discovered gold on what is now the south-central part of the McNeil property (Hopkins, 1925). All three have parts of the McNeil property named after them (see below). The 65’ (20 m) deep Isador shaft and the 60’ (18 m) deep Eight Foot shaft were sunk on the property in 1924 on dikes with quartz veins that contain visible gold (Dyer, 1936), within present claims 3010874 and 3010873 respectively. In 1924-1925, the McNeil Development Syndicate undertook approximately 1800 m of stripping and trenching (Arnott, 1946). “Spectacular specimens of visible gold” were found during this work. The shaft on the Eight Foot dike was deepened to 37 m in 1935 (Goldyke, 1946), and the Laporte shaft was sunk on the Weekly showing, on present claim 3102719, at some point. Goldyke Mines Ltd. worked on the present McNeil property in 1946 (Arnott, 1946). They drilled 46 holes totaling 2553 m. Many of these holes intersected trace amounts of gold, but their best result was only 1.3 m @ 5.8 g/t Au, and no further work was recommended (Arnott, 1946). Most or all of the pre-1946 work was concentrated on east-northeast trending felsite or quartz porphyry dikes. Goldyke further explored these dikes, but also examined several north to northwest-trending alteration zones/structures. Unfortunately, no reliable map of their drill hole locations is available to the authors.

8.3     Modern Exploration

Sylva Explorations Limited drilled three holes on their so-called King-Weekly property, in 1979 (Sheedy, 1979; also called Weekly West). Drilling was done in the vicinity of the historical King-Weekly showing (Fig. 3). One hole intersected 0.3 m @ 45.4 g/t Au in a quartz vein and 0.9 m @ 39.1 g/t Au in fractures in silicified andesite (Table 2). Sylva conducted magnetic, VLF and self-potential ground geophysical surveys in this area in 1980 (Sheedy, 1980). This was followed by the drilling of four more holes in this vicinity in 1980 (Weekly, 1980). No assays were provided, but visible gold was noted in one drill log. Weekly also drilled hole 19 in this area in 1983, without reporting any assays (Weekly, 1983). A Paul Konovsky drilled hole 25 in this area in 1983-no assays were provided (Konovsky, 1983). Weekly drilled hole 26 in 1984 (Weekly, 1984a; no assays reported).

In 1981, Weekly drilled holes 8 to 15 on the Weekly showing, in the immediate vicinity of the historical Laporte shaft (Fig. 3). No assays were provided, but visible gold was noted in hole 9. Weekly drilled holes 16 to 19 in this area in 1982 (Weekly, 1982). No assays were reported, but numerous quartz veins were intersected, many of which contained pyrite and in rare instances chalcopyrite. Paul Konovsky drilled holes 21 and 24 nearby in 1983-no assays were provided (Konovsky, 1983). Weekly drilled a further five holes (1, 2, 3, 27 and 28) in 1984, but again, no assays were reported (Weekly, 1984b). Konovsky drilled hole 30 in this area in 1985 (Konovsky, 1985). Konovsky drilled holes A and B in this vicinity in 1986, encountering only trace amounts of gold (Konovsky, 1986). In 1990, Argyle Ventures conducted geological mapping and drilled holes 90-1 to 90-6 in the vicinity of this showing (Lowrie, 1990; Table 2). Their best result was 1.5 m @ 3.6 g/t Au in a series of quartz veinlets with associated carbonate.

Johns-Manville Canada collected a number of grab samples from their Bobjo property in 1981 (Johns-Mansville, 1981). This property was situated on what is now the southeastern portion of the McNeil property. Samples returned up to 6.5 g/t Au. They also conducted a magnetometer survey in 1981 (Evelegh, 1982) and a vertical loop electromagnetic survey in 1982 (Evelegh, 1983a), as well as localized surveys on two lakes in early 1983 (Evelegh, 1983b). They drilled holes McN83-1 to McN83-4 near the so-called Forbes Carbonate showing (Figs. 3 and 4) on this claim group in 1983 with little success; the best result was 0.9 m @ 1.7 g/t Au (Evelegh, 1983c). They drilled an additional three holes in 1984 in the vicinity of the Johns-Manville showing (Evelegh, 1985; no assays reported). A further three holes were drilled in this latter area in 1985 (Evelegh, 1986a; Table 2: Fig. 4). All work completed to that time by Johns-Manville was summarized by Evelegh (1986b).

In 1983, Argyle Ventures acquired a land position in what is now the south-central part of the McNeil property, in the area of the original gold discoveries (Isadore and 8 Foot shafts, Micmac showing; Boissonneault, 1983). Magnetic and VLF surveys were completed in 1984 (Greer, 1984), as well as geological mapping (Stewart, 1984) and stripping of known showings (Stewart, 1985a). Although numerous anomalous gold assays were obtained, in general assays were lower than those obtained from Goldyke’s 1946 program. The main assay of note was 28.1 g/t Au from what is now known as the Lightening Zone (see section 11). Argyle drilled nine holes in 1986 in several different areas (Stewart, 1987; Table 2; Fig. 4). Several holes had assays of >1 g/t Au, typically in pyrite-bearing quartz veins.

Fairland Resources conducted magnetometer and VLF surveys on a block of ground covering what is now the northeast corner of the McNeil property in 1985 (Stewart, 1985b). The ground was acquired because of its proximity to known gold showings. Several areas were recommended for stripping.

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McNeil Township Boundary
Property Boundary
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Figure 4: Historical Drilling on the McNeil Property (does not include drilling by Goldyke Mines Ltd)

In 1987, Kerr Addison Mines optioned property from Argyle Ventures and Johns-Manville in the Tom Fox Lake area. They drilled holes KM87-1 to KM87-4 in 1987 (Table 2; Fig. 4; Fraser, 1987; no assays provided). In 1988 they enlarged their property to the north and conducted magnetic and VLF surveys (Allard, 1988a; 1988b). Kerr Addison drilled holes KM88-01 to KM88-13 in the northern part of the property, presumably on geophysical targets (Table 2; Fig. 4; Quesnel and Watkins, 1988a; 1988b; 1988c). Low level gold was encountered in several holes; their best result was 2.0 m @ 2.1 g/t Au in a pyrite-bearing quartz vein.

In 1992, Argyle Ventures conducted a small ground magnetic and VLF survey in the extreme northern part of the McNeil property, targeting a magnetic anomaly discovered during a government airborne geophysical survey (Lowrie, 1993). This ground has recently being drilled by Warrior (Section 13).

In 1993, Argyle Ventures ran a Max-Min survey over a small block in what is now the extreme southwest of the McNeil property. No anomalies of interest were discovered (Lowrie and Hussey, 1993).

In 1996, the Oliver Group and Canadian Zeolite Ltd. ran IP surveys over a block in the northern part of the McNeil property and a block around Tom Fox Lake (Woolham, 1996; Stewart, 1997). Holes 96-1 to 96-3 (Table 2; Fig. 4) were drilled on IP anomalies. The only mineralization encountered was low level gold (<1 g/t) associated with pyrite stringers in a felsite dike. This was followed by a geological mapping program in 1997 (Stewart, 1998). Further geophysics and drilling were recommended, but apparently were never carried out.

Table 2: Drill Hole Information from Assessment Reports

Hole	Report	Year	Easting	Northing	Length (m)	Area	Best Gold Result
1	Sheedy (1979)	1979	509248	5332960	38.3	Weekly West	1.0 m @ 1.0 g/t
2	Sheedy (1979)	1979	509279	5332945	50.0	Weekly West	0.3 m @ 45.4 g/t, 0.9 m @ 39.1 g/t
3	Sheedy (1979)	1979	509304	5332944	59.2	Weekly West	1.0 m @ 4.1 g/t
4	Weekly (1980)	1980	509278	5332990	126.5	Weekly West	NP
5	Weekly (1980)	1980	509279	5332970	73.8	Weekly West	NP
6	Weekly (1980)	1980	509392	5332852	81.4	Weekly West	NP
7	Weekly (1980)	1980	509223	5332974	62.2	Weekly West	NP
8	Weekly (1981)	1981	510891	5332519	91.5	Weekly	NP
9	Weekly (1981)	1981	510915	5332692	181.7	Weekly	Visible gold
10	Weekly (1981)	1981	510914	5332691	245.1	Weekly	NP
11	Weekly (1981)	1981	510943	5332689	279.9	Weekly	NP
12	Weekly (1981)	1981	510934	5332700	51.5	Weekly	NP
13	Weekly (1981)	1981	510883	5332712	60.7	Weekly	NP
14	Weekly (1981)	1981	510866	5332719	91.5	Weekly	NP
15	Weekly (1981)	1981	510976	5332680	91.5	Weekly	NP
16	Weekly (1982)	1982	510912	5332694	119.2	Weekly	NP
17	Weekly (1982)	1982	510912	5332706	47.0	Weekly	NP
18	Weekly (1982)	1982	510883	5332656	118.3	Weekly	NP
19	Weekly (1982)	1982	510883	5332656	98.8	Weekly	NP
19	Weekly (1983)	1983	509278	5332955	107.0	Weekly West	NP
McN83-1	Evelegh (1983c)	1983	511729	5329384	36.6	Bobjo	0.9 m @ 1.7 g/t
McN83-2	Evelegh (1983c)	1983	511721	5329402	35.4	Bobjo	No Samples
McN83-3	Evelegh (1983c)	1983	511757	5329415	34.8	Bobjo	Trace
McN83-4	Evelegh (1983c)	1983	511754	5329419	35.7	Bobjo	Nil
21	Konovsky (1983)	1983	510920	5332730	122.9	Weekly	NP
24	Konovsky (1983)	1983	510534	5332863	38.1	Weekly	NP
25	Konovsky (1983)	1983	509365	5333011	102.1	Weekly West	NP
26	Weekly (1984a)	1984	509268	5332989	122.0	Weekly West	NP
1	Weekly (1984b)	1984	510879	5332736	68.6	Weekly	NP
2	Weekly (1984b)	1984	510879	5332737	61.0	Weekly	NP
3	Weekly (1984b)	1984	510871	5332736	62.5	Weekly	Visible gold
27	Weekly (1984b)	1984	510931	5332730	122.0	Weekly	NP
28	Weekly (1984b)	1984	510981	5332645	56.7	Weekly	NP
McN84-1	Evelegh (1985a)	1984	512924	5329964	36.6	Bobjo	NP
McN84-2	Evelegh (1985a)	1984	512955	5329985	37.8	Bobjo	NP
McN84-3	Evelegh (1985a)	1984	512870	5330099	38.4	Bobjo	NP
30	Konovsky (1985)	1985	510913	5332723	121.6	Weekly	NP
McN85-1	Evelegh (1986a)	1985	512266	5330138	35.1	Bobjo	NP
McN85-2	Evelegh (1986a)	1985	512266	5330138	36.6	Bobjo	NP
McN85-3	Evelegh (1986a)	1985	512187	5330076	18.3	Bobjo	NP
86-1	Stewart (1987)	1986	511914	5329903	78.4	Tom Fox South	0.5 m @ 0.3 g/t
86-2	Stewart (1987)	1986	511915	5329911	47.9	Tom Fox South	0.2 m @ 2.7 g/t
86-3	Stewart (1987)	1986	511917	5329876	44.8	Tom Fox South	0.8 m @ 2.0 g/t
86-4	Stewart (1987)	1986	511918	5329925	57.0	Tom Fox South	0.6 m @ 1.7 g/t

86-5	Stewart (1987)	1986	511293	5330194	7.8	8 Ft Shaft	0.3 m @ 0.3 g/t
86-6	Stewart (1987)	1986	511268	5330189	19.2	8 Ft Shaft	7.4 m @ 1.5 g/t incl 0.4 m @ 5.7 g/t
86-7	Stewart (1987)	1986	511267	5330193	22.9	8 Ft Shaft	0.6 m @ 2.5 g/t
86-8	Stewart (1987)	1986	511314	5330027	43.6	Rogers	0.4 m @ 2.1 g/t
86-9	Stewart (1987)	1986	510388	5329859	52.7	Tom Fox SW	Trace
A	Konovsky (1986)	1986	510831	5332723	34.8	Weekly	Trace
B	Konovsky (1986)	1986	510817	5332681	75.0	Weekly	Trace
KM87-1	Fraser (1987)	1987	511857	5330161	152.4	Tom Fox South	NP
KM87-2	Fraser (1987)	1987	512374	5330246	182.3	Tom Fox SE	NP
KM87-3	Fraser (1987)	1987	511695	5329442	152.4	Forbes	NP
KM87-4	Fraser (1987)	1987	511669	5329477	153.0	Forbes	NP
KM88-1	Quesnel/Watkins	1988	510261	5333901	106.7	McNeil North	NP
KM88-2	Quesnel/Watkins	1988	510157	5333436	108.5	McNeil North	Nil
KM88-3	Quesnel/Watkins	1988	510155	5333436	105.5	McNeil North	Nil
KM88-4	Quesnel/Watkins	1988	509189	5333863	130.2	McNeil North	Nil
KM88-5	Quesnel/Watkins	1988	509292	5333510	109.7	McNeil North	0.7 m @ 0.1 g/t
KM88-6	Quesnel/Watkins	1988	508826	5333789	200.3	McNeil North	0.3 m @ 0.8 g/t
KM88-7	Quesnel/Watkins	1988	508573	5333634	81.4	McNeil North	Trace
KM88-8	Quesnel/Watkins	1988	508499	5334055	98.5	McNeil North	0.4 m @ 0.5 g/t
KM88-9	Quesnel/Watkins	1988	511365	5333659	106.7	McNeil North	Trace
KM88-10	Quesnel/Watkins	1988	511480	5333222	145.4	McNeil North	0.5 m @ 0.3 g/t
KM88-11	Quesnel/Watkins	1988	511688	5333046	121.0	McNeil North	2.0 m @ 2.1 g/t
KM88-12	Quesnel/Watkins	1988	511446	5333270	121.0	McNeil North	Trace
KM88-13	Quesnel/Watkins	1988	511303	5333056	85.4	McNeil North	0.5 m @ 0.3 g/t
90-1	Lowrie (1990)	1990	510899	5332735	121.6	Weekly	Trace
90-2	Lowrie (1990)	1990	510892	5332705	91.2	Weekly	1.2 m @ 0.7 g/t
90-3	Lowrie (1990)	1990	510892	5332705	106.4	Weekly	1.5 m @ 3.6 g/t
90-4	Lowrie (1990)	1990	510892	5332705	91.2	Weekly	No Samples
90-5	Lowrie (1990)	1990	510892	5332705	103.4	Weekly	0.5 m @ 1.2 g/t
90-6	Lowrie (1990)	1990	510892	5332705	94.2	Weekly	Trace
96-1	Stewart (1997)	1996	512015	5333162	122.0	McNeil North	Nil
96-2	Stewart (1997)	1996	511857	5329656	122.0	Tom Fox South	Trace
96-3	Stewart (1997)	1996	512952	5329935	122	Bobjo	0.6 m @ 0.6 g/t
NP: Not Provided

9.0     GEOLOGICAL SETTING

9.1     Geology

The McNeil property occurs within the Western Abitibi Subprovince as defined by Jackson and Fyon (1991). The property occurs in an area of Archean volcanic and lesser sedimentary rocks, intruded by Archean granitoids (Fig. 5). The Proterozoic Cobalt Embayment, consisting of Cobalt Group sediments and the Nipissing Diabase, occurs mostly to the south of the property, but tongues of Cobalt Embayment also occur both east and west of the property (Fig. 5). The regional scale Montreal River Fault passes through the northeast part of the property. Ice flow direction in this region is south to southeasterly (Bajc, 1996).

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PROTEROZOIC
Nipissing Diabase
Cobalt Group Sediments
ARCHEAN
Granitoid
Sediments
Felsic Volcanics
Mafic Volcanics
Montreal River Fault
McNeil Property
Cobalt Embayment
2 0 2 4 6 8 Kilometers

Figure 5: Geology in the Vicinity of the McNeil Property. Modified after Ontario Geological Survey (2006).

The bulk of the geological mapping in the area of the McNeil property has been completed by Larry Jensen of the Ontario Geological Survey (Jensen, 1992a; 1992b; 2002). Jensen’s mapping shows that the property is underlain predominantly by mafic volcanics, with lesser intermediate to felsic volcanics, intruded in the northeast corner by Archean granodiorite (Fig. 6). Northerly trending diabase dikes of the Matachewan dike swarm cut all other rock types.

Jensen believes that the volcanic rocks are part of the 2702/2701 Ma Kinojevis assemblage. Stratigraphy typically strikes east and dips steeply on the property, and generally becomes younger to the south. Jensen (1992b) divides the volcanic rocks on the property into five separate units, from oldest to youngest: i) Mg-rich tholeiitic basalt; ii) tholeiitic basalt; iii) Fe-rich tholeiitic basalt, which is typically magnetic; iv) calcalkaline mafic to intermediate volcanics; and v) minor calc-alkaline intermediate to felsic volcanics (Fig. 6). Jensen (1992a; 2002) postulates the presence of one or more east-striking faults that may have juxtaposed various elements of the stratigraphy, particularly the Mg-rich tholeiites against the Fe-rich tholeiites.

Jensen (1992a) notes the presence of northwest-trending, fracture controlled zones of carbonate alteration, particularly in the tholeiitic and Fe-rich tholeiitic basalt. These zones may be cored by quartz veins, and contain inner zones of ankerite flanked by wider haloes of calcite. Up to 3% pyrite is present. Gold is associated with some of these zones (see below).

9.2     Geophysics

In 1974 and again in 1999/2000, the Ontario government flew airborne magnetic and electromagnetic surveys over areas which include the present McNeil property. Magnetic maps from the two different surveys show similar features: an overall easterly trending grain, with mostly elliptical (east-trending) highs and lows (Fig. 7; ODM, 1975; Ontario Geological Survey, 2000a; b). Jensen (1992) notes that the generally higher magnetic signatures in the southern part of McNeil Township correspond to a mapped sequence of iron-rich tholeiitic basalts. An intense, subcircular, 500 m wide magnetic high is apparent on both surveys, located in the north-central part of the McNeil property (Fig. 7), and recently tested by Warrior (Section 13). No significant discrete conductors were identified on either airborne survey. The map of apparent conductance shows an anomaly coincident with Whitefish Lake in the northeastern part of the property, along the Montreal River fault system. This anomaly is proximal to several surficial conductors, and is not considered by the authors to be of exploration significance.

Figure 6: Geology of the McNeil Property. Modified after Jensen (1992b)

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Montreal River Fault
Property Boundary
Fault
Matachewan Diabase
Granodiorite
Calc-alkaline Intermediate to Felsic Volcanic
Calc-alkaline Mafic to Intermediate Volcanic
Fe-Rich Tholeiitic Basalt
Tholeiitic Basalt
Mg-Rich Tholeiitic Basalt
1 0 1 2 Kilometers

Figure 7: Contours from the 1975 Magnetic Survey over the McNeil Property

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Circular Magnetic High
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9.3     Geochemistry

In 1995 and 1996, the Ontario Geological Survey carried out regional till sampling, lake sediment sampling and lake water sampling over an area that included the present McNeil property (Bajc, 1996; Bajc et al., 1996). Till samples were collected from 1 m deep pits, and sent for heavy mineral concentration and geochemical analysis. Gold concentration and gold grain information (abundance, size, shape) were used to identify anomalies of potential exploration significance. One of the anomalies identified was the “Cleaver-McNeil Trend”, extending from central Cleaver Township east into central McNeil Township (Fig. 8). The anomaly was described as “broad, low amplitude”, which “coincides with a structurally-controlled lithologic break between Mg-rich tholeiitic basalts to the north and Fe-rich tholeiitic basalts to the south” (Bajc, 1996). Infill till sampling was recommended to better define the anomaly. Chemical analysis of the matrix to the till produced other interesting data in the northwest part of the McNeil property. One till sample had Cu and Ag results in the 98%ile of all the samples, and several minor Zn anomalies are present. The Ontario Geological Survey defined a AuAg-Mo±Cu±Ni±Cr±Co till anomaly roughly coincident with the Cleaver-McNeil trend in the northwest part of the property (Fig. 8; Bajc et al., 1996).

Heavy mineral concentrates from selected till samples collected in 1995/96 were processed to recover Kimberlite Indicator Minerals (KIMs; Bajc and Crabtree, 2001). This work included the microprobing of 4450 chromite grains; the only grain to plot well within the Diamond Inclusion Field on a binary Cr2O3-MgO diagram was from a till sample taken in the west-central portion of the McNeil property, potentially down-ice from the magnetic anomaly shown in Figure 7. No other KIMs were identified from the property, however.

The lake sediment and lake water sample density on the McNeil property is somewhat less than optimal due to the paucity of lakes. However, even with this constraint, the Ontario Geological Survey managed to define a Sb-As-W-Mo-Ni-Co-Cr-Cu anomaly in the southeast part of the property, coincident with the historical gold mineralization (Fig. 8; Bajc et al., 1996).

10.0     DEPOSIT TYPES

The primary objective of exploration on the McNeil property is to discover mesothermal gold mineralization. Mesothermal gold (± silver) deposits are mostly associated with quartz or quartz-carbonate veins, generally surrounded by iron carbonatized wallrocks (Hodgson, 1993). They tend to be hosted by metamorphosed mafic volcanic rocks, and may be spatially associated with felsic intrusions (Dubé and Gosselin, 2007). Veins have strike and dip extents of 100 to 1000 m, and may occur alone, or more commonly as parts of complicated networks of veins (Poulsen et al., 2000). Such deposits are characteristic of low- to medium-grade metamorphic terranes in deformed supracrustal belts of all ages, but are most plentiful in Archean greenstone belts. Mesothermal gold deposits generally occur near major faults and more specifically are sited on splays off the major faults. The

Figure 8 : Geochemical Anomalies Defined by the OGS on the McNeil Property

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"Cleaver-McNeil: Trend:
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Mystic
Shaft
Au-Ag-Mo-Cu-Ni-Cr-Co
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Isador
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Johns Manville
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Sb-As-W-Mo-Ni-Co-Cr-Cu
Anomaly in Lake
Sediments/Water
8 Foot
Shaft
Forbes Carbonate
Prospect
McNeil Township Boundary
1 0 1 2 Kilometers

large-scale faults associated with gold mineralization are typically part of larger deformation zones as wide as several km and extending up to several hundred km along strike. The main minerals of gold-bearing zones are quartz, carbonates, alkali feldspar (most commonly albite), sericite, pyrite, and a suite of characteristic gold-associated minerals, including tellurides, tourmaline, arsenopyrite, scheelite and molybdenite. The Timmins and Kirkland Lake areas contain a number of world-class mesothermal gold deposits relatively proximal to the McNeil property.

Identification of the structural regime is of primary importance in the search for mesothermal gold deposits. Basic geological mapping is useful for such identification, as is examination of semi-regional to regional airborne magnetic data. Airborne EM data can be helpful for mapping structures that contain graphite. Once potentially important structures have been identified, exploration should involve combinations of prospecting and sampling along the structures and geophysical surveying (primarily IP and possibly EM) perpendicular to the structures. IP is a particularly useful geophysical technique because the disseminated pyrite which may occur in the veins produces chargeability anomalies and quartz veins which host the gold can in some instances be recognized as high apparent resistivity anomalies. Geochemical surveying can be useful, as haloes of anomalous elements are common around deposits. Amongst other elements, samples should be analyzed for low-level Au as well as arsenic.

Robert (1997) suggests that there may be a distinct class of mesothermal gold deposits associated with monzonite to syenite intrusions and formed from large magmatichydrothermal (i.e. porphyry) systems. Robert noted that a number of deposits occur along the Cadillac Larder Lake or Porcupine Destor breaks (or splays off the breaks), and are proximal to alkalic stocks and/or dikes. The deposits all have pyrite in the percent levels and elevated Cu. Kirkham (2004) proposed that mineralization on the McNeil property belongs to this class, although he believes that the “felsite dikes” noted to host mineralized quartz veins are in fact zones of intense ankerite-sericite.

The all-important major fault has yet to be definitively identified on the McNeil property, but the postulated east-west fault(s) could be highly significant. Jensen (2002) suggests that this fault “may be a controlling influence on the distribution of gold mineralization in the area and may have a tectonic history similar to the larger scale Porcupine-Destor and Kirkland Lake-Larder Lake fault zones”.

A secondary objective of exploration on the McNeil property is to discover an economic volcanogenic massive sulphide (VMS) deposit. A VMS deposit is a concentration of semi-massive to massive sulphides with varying amounts of copper, zinc, lead, gold and silver. Such deposits typically form in a subaqueously deposited succession of volcanic rocks ± sediments, at or near the seawater interface, more or less contemporaneously with volcanism (Franklin et al., 2005; Galley et al., 2007). The main deposit commonly contains one or more stratabound sulphide-rich lenses; these are underlain by discordant alteration pipes consisting of vein sulphides in a chlorite-rich core, rimmed by sericite (Franklin, 1993). In some areas, deposits are underlain by laterally extensive semi-

conformable alteration zones with minerals such as quartz, epidote or carbonate. Archean volcanics of the Abitibi greenstone belt host many important VMS deposits.

Exploration for VMS deposits is aided by a good understanding of the stratigraphy, volcanic facies and timing of intrusions in the area under consideration (eg. Gibson et al., 1999). The deposits form from hydrothermal systems driven by synvolcanic intrusions that drive metal-rich fluids along synvolcanic faults, so recognition of the appropriate intrusion and fault conduit is important. Geochemical studies can be very useful in VMS exploration (Galley, 1995). Alteration related to VMS systems produces characteristic chemical signatures, most importantly depletion in Na2O close to discharge zones. Synvolcanic intrusions can in some instances be identified by geochemistry, and stratigraphical correlations in altered areas can be made. Whole rock geochemistry is useful for all these tasks. VMS deposits are typically good conductors, so electromagnetic geophysical techniques are important exploration tools. The most effective exploration programs use geology, geochemistry and geophysics concurrently.

11.0     MINERALIZATION

Without exception, mineralized zones known to occur on the property are incompletely described, and features such as their dimensions and continuity are rarely documented. Mineralization is typically in pyrite ± chalcopyrite bearing quartz veins, originally thought to be related to “felsite” dikes. However, Kirkham (2004) reinterprets these dikes as zones of intense ankerite ± sericite alteration, in some instances flanked by calcite alteration. GeoVector agrees with this interpretation. Known zones of mineralization are shown on Figure 9 and the zones are described below.

The earliest work on the property concentrated on a series of possibly related showings which occur along a northwest trend over a strike length of more than 1 km: Rogers, 8 Ft, Scotch, Forgan, NQV, Micmac and Isador (Fig. 9). These showings are poorly documented, but Jensen (1992b) shows a zone of en echelon, northwest-trending quartz veins in this area. At the Rogers showing, a well mineralized carbonate alteration zone or carbonatized shear zone is exposed for 32 x 12 m (Gibson, 2007a). Visible gold was previously reported from this showing (Gibson, 2007a), and Warrior collected a grab sample which ran 4.32 g/t Au in 2007. Hole 86-8 by Argyle Ventures tested this showing and returned 0.4 m @ 2.1 g/t Au (Fig. 4; Stewart, 1987). In the same drilling campaign, hole 86-6 tested the 8 Ft Zone, and yielded 7.4 m @ 1.5 g/t Au including 0.4 m @ 5.7 g/t Au (Stewart, 1987). Free gold was reported from the 8 Ft shaft (Goldyke Mines Limited, 1946). A sample collected from the NQV showing by Warrior ran 1.83 g/t Au (Gibson, 2007a). Sampling of carbonatized zones immediately north of the Micmac showing by Jensen yielded results up to 26.7 g/t Au (Jensen, 2002). “Felsic alteration” is reported from the area of the Isador Shaft (Gibson, 2007a). Warrior’s best result from sampling in this area in 2006 was 1.2 m @ 2.02 g/t Au.

The Forbes Carbonate showing is the site of a grab sample collected in 1981 which ran 6.5 g/t Au (Johns-Mansville, 1981). The Johns-Mansville drill hole McN83-1 underneath this showing produced 0.9 m @ 1.7 g/t (Evelegh, 1983c). Argyle Ventures’ drilling results at the nearby South Carbonate showing include 0.2 m @ 2.7 g/t Au in hole 86-2, 0.8 m @ 2.0 g/t Au in hole 86-3 and 0.6 m @ 1.7 g/t Au in hole 86-4 (Figs. 4 and 9; Stewart, 1987)

The Lightening Zone is a north-northwest trending quartz-carbonate alteration zone with disseminated sulphides and numerous quartz veins and stringers (Gibson, 2007a; b). The best channel sample from 2006 sampling was 1.36 m @ 2.20 g/t Au. In 2007, Warrior discovered a 2 cm gold nugget within the Lightening Zone (Gibson, 2007b). A pit 90 m northwest of the Lightening Zone was the source of a 28.1 g/t Au assay recorded by Stewart (1984). This pit, originally known as the Line 24W Prospect (Fig. 9), produced a grab sample which ran 59.6 g/t Au for Warrior in 2007 (Gibson, 2007b).

The Road showing is a quartz carbonate alteration zone discovered by Warrior on a newly constructed logging road. A grab sample taken during stripping yielded 5.9 g/t Au (Gibson, 2007a). Other showings discovered by Warrior include Cat (assay of 2.42 g/t Au), and Variolite (assay of 1.33 g/t Au). Warrior’s sample from the Pit shaft (Fig. 9) returned 1.1 g/t Au.

The King-Weekly showing area in the north-central part of the property has been the site of numerous drill holes (Table 2; Fig. 4). The best results were 0.3 m @ 45.4 g/t Au and 0.9 m @ 39.1 g/t Au in a hole drilled by Sylva Explorations Limited in 1979 (Sheedy, 1979).

In the Weekly/Laporte area (Fig. 9), visible gold was reported in Weekly holes 9 (Weekly, 1981) and 3 (Weekly, 1984b), and hole 90-3 drilled by Argyle Ventures had an intersection of 1.5 m @ 3.6 g/t Au (Lowrie, 1990). A sample with spectacular visible gold taken from the Weekly/Laporte area is on display in the Sir Harry Oake Mining Museum in Kirkland Lake.

Other showings which appear on Figure 9 and are not discussed above are in the historical record, but do not have specific assays ascribed to them.

Figure 9: Areas of Known Mineralization on the McNeil Property

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12.0     EXPLORATION

12.1     2003

The initial property was staked in 2003 by Warrior’s predecessor, OGL Ventures Ltd. In September 2003 they commissioned consultant Rod Kirkham to evaluate the property (Kirkham, 2004). Kirkham’s main recommendations were to relocate and resample known mineralization on the property, improve access within the property, strip the best areas of mineralization and undertake a soil survey.

12.2     2005

In 2005, 16.55 line km of grid were established over the Weekly/Laporte zone and an area to the west; gravity surveying and soil sampling were conducted on this grid (Gibson, 2007a). Lines are north-south; line spacing is variably 50 or 100 m. Station interval along the lines is 25 m, and the stations are surveyed such that their position is known to within approximately 10 cm. A Lacoste-Romberg Model “G” gravity meter, model G-232, was used for the gravity survey. Readings were typically collected every 50 m, and at intervening 25 m stations where anomalies were determined in the field. A gravity base station was established on the grid, although the ultimate gravity control came from GSC gravity monument 9201-1975, located at the Timmins airport. The soil survey entailed sampling of the B horizon with soil augers at 50 m intervals. 125 samples were collected and analyzed for gold by fire assay. Gibson (2007a) notes that gold-in-soil anomalies from this program correspond to known gold showings and to gravity anomalies.

12.3     2006

In 2006, Warrior expanded the grid to the west and north, and expanded the gravity and soil surveys as well (Gibson, 2007a). They also undertook ground magnetic surveying, prospecting and local stripping plus channel sampling. An additional 31.825 line km were added to the grid, and an additional 565 soil samples were collected. 28.175 line km of gravity surveying were completed, using procedures similar to those used in 2005. Magnetic readings were collected at 25 m intervals over the entire 31.825 line km of the 2006 grid. Three newly discovered showings (Warrior Zone, Road Zone and Lightening Zone) and four historical showings (Isadore Shaft, 8 Ft Shaft, Rogers Showing and Weekly West/King-Weekly) were stripped using an excavator and a bulldozer. Channel sampling was undertaken on the Warrior, Lightening, Road, Isadore Shaft and Weekly West zones, for a total of 90 samples (Gibson, 2007a).

The channel sampling results were somewhat disappointing. At the Isadore shaft, a 1.2 m channel sample returned 2.02 g/t Au, and several other channel samples with >0.25 g/t Au were taken. At the Lightening Zone, a 1.36 m channel sample yielded 2.20 g/t Au and a number of other channels assayed >0.5 g/t Au, including several above 1.0 g/t. The best channel sample from the Road Zone was 0.67 m @ 0.18 g/t Au, in spite of the fact that a grab sample from this zone returned 5.9 g/t Au. At the Weekly West Zone, the best channel sample was 0.71 m @ 0.23 g/t Au. Warrior also collected a grab sample at the Micmac showing which ran 3.50 g/t Au, and one from the NQV showing that ran 1.83 g/t Au. No significant assays were obtained from the Warrior zone.

12.4     2007

In 2007 Warrior expanded their grid to the south by 72 line km and expanded their magnetic and geochemical coverage on the property, and continued with prospecting and power stripping in selected locations. Warrior commissioned a Light Detection and Ranging (LIDAR) survey over the eastern two thirds of the McNeil property; this survey was flown by Terrapoint Canada Inc. from August 8 to 12, 2007. The survey was flown by fixed-wing aircraft at an altitude of 1000 feet (~305 m) above ground level, along 250 m spaced north-south lines with a 50 m swath overlap. The primary objective was to assist with the processing of gravity data to define subtle structures. The secondary objective was to enable the extraction of precise lake boundary data, which would preclude the need to perform a legal survey to assist with Warrior’s plans to take the McNeil property to lease. Valuable structural and Quaternary information was also generated by the survey. Warrior also drilled nineteen holes in 2007 for a total of 1981.19 m (Section 13).

Two new showings were discovered during prospecting. Samples with 2.42 and 0.80 g/t Au were collected from the Cat Zone, which has small amounts of visible gold in quartz veins. The Variolite Zone in the southern part of the property produced samples with 1.3 and 1.2 g/t Au. In addition, a 59.6 g/t Au sample was collected from the Line 24W prospect adjacent to the Lightening Zone and a 2 cm nugget of gold was discovered at the Lightening Zone (Gibson, 2007b).

12.5     2008

In 2008, Warrior drilled holes BE-08-01 and BE-08-02 on the circular magnetic anomaly in the northern part of the property, for a total of 500.7 m (Section 13).

12.6     Results

Interpretations from the LIDAR data are shown on Figure 10. Based on the grain of the topographic features in the image, the main ice-flow direction of the most recent glaciation event is interpreted to be from the north-northwest towards the south-southeast. Several north-northwest to north-south faults are inferred from linear or curvilinear edges along topographic features, and breaks in topography are interpreted to reflect east-west to north-northeast trending faults. Interestingly, important showings have a tendency to concentrate on or adjacent to these inferred faults.

Soil results from the 2005, 2006 and 2007 campaigns, some 1989 samples in total, were combined to produce the gold concentration plot shown in Figure 11. This was done in spite of the minor uncertainties regarding the 2006 data (Section 16), as none of the major anomalies were generated by 2006 sampling. Gold results have been divided into percentiles and colour coded (Fig. 11). The Weekly/Laporte area is reflected by a widespread anomaly in the soil data. The mineralization in the Tom Fox Lake area was not completely covered by sampling, and in any case produced only single point anomalies. A major anomaly occurs as a possible extension to the newly discovered Cat showing. This anomaly includes a sample which contained 382 ppb Au, the highest value from the three sampling campaigns. Four of the six >95 percentile anomalies represent potential new targets, one west of the Weekly/Laporte area, two in the central part of the property, and one in the southwest part of the property (Fig. 11). These anomalies should be verified prior to additional exploration.

Warrior’s gravity data from 2005 and 2006 has been merged and reprocessed by GeoVector (Fig. 12). The data covers a relatively small portion of the property, but hints at east-trending structures.

In a similar fashion, GeoVector merged and reprocessed Warrior’s 2006 and 2007 magnetic data. The data shows a strong east-trending fabric (Fig. 13). No doubt much of this fabric is related to variations in the stratigraphy, but some potential structures are evident. The surveys have also more precisely delineated the strong, subcircular, magnetic high in the northern part of the property, Warrior’s Bullseye target (Fig. 13).

Figure 10: Lidar Survey Data, McNeil Property

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Figure 11: McNeil Property Soil Geochemical Survey Results, 2005-2007

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Figure 12: Residual Bouger Gravity Map of Warrior's 2005/2006 Gravity Data,

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Figure 13: Warrior 2006/2007 Magnetic Data, McNeil Property

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13.0     DRILLING

Warrior constructed their own drill in early 2007, and used it to drill nineteen holes totaling 1981.19 m between May and November, 2007. Twelve holes, LZ-07-01 to LZ07-12, were drilled at the Lightening Zone/Line 24W Prospect. Four holes, ISA-07-01 to ISA-07-04, were drilled at the Isadore Shaft, and holes WW-07-01 to WW-07-03 were drilled at the Weekly West Zone (Gibson, 2007b). Only low grade mineralization was intersected, much of it over short intervals. Neither the orientation of mineralization nor the relationship between true thickness and mineralized intersections encountered in drilling is known. Two holes totaling 500.7 m, BE-08-01 and BE-08-02, were drilled on the circular magnetic anomaly known as the Bullseye Anomaly in the northern part of the property (Fig. 13). It had been considered possible that the Bullseye magnetic feature represented a kimberlite, but this did not prove to be the case. Instead there is some chance that the holes intersected the fringes of a VMS alteration pipe (see below). Drill hole locations are shown on Figure 14, and pertinent hole information is given in Table 3.

The twelve holes in the Lightening Zone were drilled from different set-ups; all holes are oriented at 240° or 250°, roughly perpendicular to the strike of the zone. Collectively the holes test a strike length of 125 m. Low grade mineralization encountered in the holes is associated with sulphides (pyrite and lesser pyrrhotite) in quartz-carbonate veins, sulphides in silicified volcanics and sulphides in volcanic breccias (Guha, 2007; Zyla, 2007). The best mineralization, up to 2.66 g/t Au, is invariably associated with thin quartz-carbonate veins. The true thickness of this mineralization is not known (but in any case the mineralization is not of economic grade).

Four holes were drilled toward the Isadore Shaft from two different directions. Three of these holes intersected significant thicknesses of low grade mineralization (up to 8.10 m @ 1.27 g/t Au in hole ISA-07-04). These zones are described in the logs as intensely altered (albite-ankerite-silica) syenite dikes with variable sulphide and quartz vein content (Fladgate, 2007). The orientation of these zones is not clear from the drill results.

The three holes that tested the Weekly West Zone were not successful. The holes were oriented at 030°, perpendicular to the strike of the zone. Although several zones of syenite/alteration were encountered, there was no associated significant gold anomalism (Fladgate, 2007).

The two holes that tested the Bullseye anomaly did not encounter any evidence of a kimberlite, but rather penetrated a sequence of mafic volcanics intruded by a complex suite of monzonite to diorite intrusions (Plate 1A; Kettles, 2008). The volcanics vary from non-magnetic (magnetic susceptibility of 0.1 x 10-3 SI units) to strongly magnetic (magnetic susceptibility up to 132 x 10-3 SI units). Pink albitic or potassic alteration occurs in the volcanics adjacent to the intrusions. More importantly, epidote and calcite alteration is widespread, occurring in amygdules and as veinlets in the volcanics. Chlorite stringers are locally present, mainly in the volcanics, in some instances with associated pyrite (Plates 1B and 1C). Thin pyrite-pyrrhotite stringers are common throughout both holes, and rarely contain minor chalcopyrite (Plate 1D). Five quartz-

Table 3: Diamond Drill Holes Drilled by Warrior in 2007/2008
Hole	Easting	Northing	Azimuth (º)	Dip (º)	Length (m)	Notable Assays
LZ-07-01	510422	5329760	240	-45	80.49	NSV
LZ-07-02	510396	5329773	240	-50	40.35	0.38 m @ 2.06 g/t Au
LZ-07-03	510396	5329773	240	-60	92.47	0.12 m @ 2.66 g/t Au
LZ-07-04	510396	5329773	240	-70	147.13	1.15 m @ 1.18 g/t Au; 0.91 m @ 0.75 g/t Au
LZ-07-05	510425	5329729	240	-40	78.00	0.40 @ 0.50 g/t Au
LZ-07-06	510425	5329729	250	-50	60.05	0.59 m @ 0.69 g/t Au; 0.52 m @ 0.82 g/t Au
LZ-07-07	510387	5329803	250	-60	74.02	0.25 m @ 0.84 g/t Au; 0.24 m @ 1.31 g/t Au
LZ-07-08	510387	5329803	240	-45	101.55	1.67 m @ 0.62 g/t Au
LZ-07-09	510387	5329803	240	-55	146.83	0.50 m @ 0.35 g/t Au
LZ-07-10	510372	5329834	240	-65	147.50	0.90 m @ 0.35 g/t Au
LZ-07-11	510372	5329834	240	-45	77.30	NSV
LZ-07-12	510372	5329834	250	-50	164.50	0.45 m @ 0.51 g/t Au
ISA-07-01	510692	5330387	010	-40	113.50	5.00 m @ 0.98 g/t Au; 4.00 m @ 1.51 g/t Au; 1.00 m @ 1.13 g/t Au
ISA-07-02	510692	5330387	010	-55	179.50	1.00 m @ 0.95 g/t Au; 0.85 m @ 0.56 g/t Au; 0.70 m @ 1.78 g/t Au
ISA-07-03	510644	5330422	070	-45	93.50	1.00 m @ 2.36 g/t Au; 6.00 m @ 1.16 g/t Au; 0.2 m @ 1.46 g/t Au
ISA-07-04	510644	5330422	070	-60	80.50	1.00 m @ 2.24 g/t Au; 7.00 m @ 0.72 g/t Au; 8.10 m @ 1.27 g/t Au
WW-07-01	509343	5332839	030	-45	184.00	1.00 m @ 0.70 g/t Au
WW-07-02	509343	5332839	030	-60	51.00	NSV
WW-07-03	509200	5332950	030	-45	69.00	NSV
BE-08-01	509182	5334008	310	-45	280.00	0.30 m @ 0.41 g/t Au, 0.45% Cu
BE-08-02	509153	5333932	310	-45	220.7	0.30 m @ 0.77 g/t Au, 1.02% Cu; 0.40 m @ 1.51 g/t Au, 0.85% Cu
NSV: No Significant Values

chalcopyrite veins, each 0.3 to 0.4 m wide, were noted in the 500 m of drill core. One of these produced an assay of 0.40 m @ 1.51 g/t Au, 0.85% Cu.

Figure 14: Warrior's 2007/2008 Diamond Drill Holes on the McNeil Property

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Plate 1A: Monzonite to diorite intrusions, albitic or potassic + epidote alteration. Hole BE-08-01, 50 m.

Plate 1B: Chlorite-pyrite stringer in monzonite. Hole BE-08-01, 18.5 m.

Plate 1C: Chlorite stringer in mafic volcanics. Hole BE-08-01, 109 m.

14.0     SAMPLING METHOD AND APPROACH

14.1     Soil Geochemistry Surveys

Soil samples were collected from the B horizon using soil augers and stored in Kraft sample bags (Gibson, 2007). The bags were sealed with a stapler and the sample number was written on the bag. Descriptions of the soil colour and sample depth were collected at each sample location. Sample depth was typically 20 to 30 cm, but varied from 5 to 70 cm. The samples were dried and then sent to Loring Laboratories Ltd. (Loring) in Calgary for the 2005 and 2007 samples (125 and 1299 samples respectively) and Swastika Laboratories (Swastika) in Swastika, Ontario for the 2006 survey (565 samples). For the most part, samples were collected on north-south lines spaced 100 m apart, typically at an interval of 25 or 50 m. Locally the sample interval was greater, and north of the Weekly/Laporte area, a number of samples were collected on east-west lines (Fig. 11).

14.2     Channel Sampling

Channel sampling conducted in 2006 utilized a cross-cut saw with a diamond blade (Gibson, 2007a). Channels were marked out at 5 m intervals perpendicular to the strike of geology, and individual samples of approximately 1 m length were marked. Lines were cut into the rock approximately 4 cm apart and 4 cm deep along the length of the channels, and a chisel was used to separate the sample from the bedrock. Samples were placed in a plastic sample bag along with their sample tag, and sealed with a stapler. The location of the completed channels was surveyed. Samples were sent to Loring for gold analysis. 90 samples were taken from a total of 82.08 m of channels.

14.3     Drill Core Sampling

Drill core from the 2007 and 2008 drill programs was cut in half along its long axis with a diamond saw; sludge created by sawing was removed after every sample, and the saw was thoroughly cleaned between drill holes and after sampling any higher grade material. Samples were placed in numbered plastic bags with the corresponding identification tags, closed, tied securely and placed in large rice bags, for transport to the laboratory (variably Swastika or Loring). The remainder of the sawn drill core was returned to its position in the original core box. Sample intervals do not cross lithological boundaries, and an effort was made to avoid sampling across anticipated major fluctuations in gold concentration.

For the first part of the 2007 drill program (first 600 m), sample intervals in many instances were too short (as low as 0.07 m, many less than 0.5 m), and many short samples were taken in isolation, with no samples adjacent to the short samples. No blanks or standards were inserted during this part of the program. Where short samples were taken in isolation, it seems likely that representative values over realistic mining widths were not obtained. The remainder of the program was managed by Fladgate Exploration, who improved the sampling protocol (generally collected 1 m samples) and inserted blanks and standards into the sample stream. Sampling protocol for the 2008 program was also acceptable.

Approximately 625 samples were submitted for assay from the 2007 program, including standards and blanks. A total of 55 samples, including standards and blanks, were submitted to Loring and Swastika from the 2008 drilling program. No high grade results were obtained from either program, and no obviously economic mineralization was intersected. The best gold results from each drill hole are provided in Table 3.

15.0     SAMPLE PREPARATION, ANALYSES AND SECURITY

15.1     Soil Geochemistry Surveys

Soil samples collected in 2005 and 2007 were sent to Loring; they were dried, sieved to -80 mesh, and then analyzed for gold by fire assay with an atomic absorption finish. Swastika likewise sieved the 2006 samples to -80 mesh, and then analyzed them for gold by fire assay with an atomic absorption finish.

15.2     Channel Samples and Drill Core

Grab and channel samples collected in 2006 were sent to Loring, crushed and pulverized to -80 mesh, and then analyzed for gold by fire assay with an atomic absorption finish. Samples were also subjected to a multi-element ICP scan. Drill core samples collected in 2007 and 2008 were mostly sent to Swastika, although some were sent to Loring. Those sent to Loring were treated as for the channel samples. Swastika dries the samples, crushes them to 1/2 inch in a jaw crusher and then to –10 mesh in a rolls crusher. The sample is split with a Jones riffle, and 350 g of material is taken for analysis; the remainder (the reject) is placed in a numbered plastic bag and stored. The 350 g sample is then pulverized (85-95% passing 150 mesh) and homogenized, and is ready for assay. Compressed air is used to clean the equipment between samples, and the rolls crusher is also cleaned with a wire brush. Barren material is crushed between sample batches. Gold is analyzed by fire assay. Swastika has a current Certificate of Laboratory Proficiency from ISO. In addition to standards submitted by Warrior, Swastika analyzed their own standards and blanks with every batch of samples. Drill samples collected in 2008 were also subjected to ICP analysis at Loring and assayed for base metals by atomic absorption at Swastika. Loring’s and Swastika’s employees are independent from Warrior; Warrior’s personnel are in no way involved in sample preparation and analysis.

It is GeoVector’s opinion that sample preparation and analytical procedures undertaken on the McNeil project conform to industry standards. Procedure/protocol deficiencies that existed early in the drilling program have been corrected, and the protocols are likely to be further strengthened prior to future exploration.

16.0     DATA VERIFICATION

Warrior noted problems with repeatability of results from overlaps between the 2005 and 2006 soil sampling programs, as well as misplacing of samples and sample results from the 2006 program. This was due to a procedural problem in the Swastika Laboratory. Warrior attempted to correct this situation by sending the 2006 pulps to Loring, but the sample shipment became contaminated. As a result of this, “the results of the McNeil 2006 soil geochemistry program are not without question” (Gibson, 2007a). As noted above, none of the soil anomalies identified are from the 2006 sampling.

GeoVector closely examined all assay certificates from the various sampling programs undertaken by Warrior: channel sampling, three campaigns of soil sampling and drilling results from 2007 and 2008. GeoVector can confirm that the analytical results referred to above are as reported by the laboratories. GeoVector also examined the Ministry of Northern Development and Mines’ website to verify the ownership of claims comprising the McNeil property.

GeoVector resampled selected intervals of Warrior’s core in three stages (see below). Samples collected from the 2007 drill core were sent to TSL Laboratories Inc. (TSL) in Saskatoon. TSL has an ISO/IEC Standard 17025 accreditation; samples were analyzed for gold by fire assay with gravimetric finish and for 36 other elements using ICP-AES preceded by a partial digestion using Aqua Regia. GeoVector also submitted blanks and standards. Eight samples from the 2008 drill core were collected in 2009 and submitted to Activation Laboratories (Actlabs) in Ancaster, Ontario. Actlabs also has an ISO/IEC Standard 17025 accreditation; samples were analyzed for Au and Ag by fire assay with gravimetric finish, and for Cu by four acid digestion followed by atomic absorption. GeoVector’s assay certificates are provided in Appendix II. Samples were collected from the Isador and the Weekly West holes-the holes from the Lightening Zone were covered by snow at the time of sampling and were not accessible.

During the first stage of GeoVector sampling, 18 samples from several zones of low grade mineralization in holes ISA-07-01 and ISA-07-04 were collected. Samples were taken to correspond with the previous sample intervals of Warrior. The correlation between Warrior assays and GeoVector assays was not very good, nor was there a systematic bias in the results (i.e. Warrior results were not consistently higher or lower than GeoVector results) between the two sets of samples (Table 4). It was decided to conduct additional sampling because of the discrepancies between the different sample results.

During the second stage of GeoVector sampling, 50 samples were collected from holes ISA-07-02, ISA-07-03, ISA-07-04 and WW-07-01. Results were similar to the first stage results, in that GeoVector’s sampling showed that there is gold present in the drill holes, but the correlation between the Warrior results and the GeoVector results is not very good (Table 5).

Results of the first two sampling programs are plotted in Figure 15. The figure shows the weak correlation between the Warrior and GeoVector results, but also shows the general lack of bias. Part of the weak correlation can be attributed to the difficulty in obtaining consistent results for low grade mineralization, but there at least four “problem” results, shown by the red oval in Figure 15. These samples all returned more than 2 g/t Au from Warrior’s sampling, but less than 0.5 g/t Au from GeoVector’s analyses. These samples are all from areas of alteration with thin quartz veins-a possible explanation for the discrepancy is that the quartz veins were over-represented during the original sampling, i.e. that the samples collected were not representative. Similarly, GeoVector sample 103329 returned an assay of 4490 ppb Au from a sample interval where Warrior obtained 2146 ppb Au (Table 5; Fig. 15). This discrepancy could also be due to a sample which is not representative, or perhaps to inconsistent gold distribution in the rock.

GeoVector collected eight samples from drill holes BE-08-01 and BE-08-02 (Table 6). Three samples (MN-3, 5 and 6) were taken in previously unsampled core, in order to test the metal abundance of stringer sulphides with epidote±chlorite alteration. These samples did not produce anomalous results. Samples MN-2 and MN-7 were from quartzchalcopyrite veins. These veins have a very inhomogeneous distribution of chalcopyrite, and it was not expected that a GeoVector quarter core sample would yield identical results to a Warrior half core sample. Both samples had anomalous to significant gold and copper in both Warrior and GeoVector samples—in one (MN-2), GeoVector’s numbers were higher, and in MN-7, Warrior’s numbers were higher. The other three samples (MN-1, 4 and 8) were of mafic volcanics cut by carbonate-pyrite stringers, and did not produce anomalous results in either GeoVector’s or Warrior’s analyses.

GeoVector spent a day examining the geology of the property and confirming the location of several features reported by Warrior. One claim post was noted in its proper location, Collars of holes from three areas drilled by Warrior were found, and several shafts and stripped areas (Weekly West, Weekly/Laporte, Isador, Lightening) were visited. The presence of a basalt-dominated stratigraphic succession was confirmed, and numerous ankerite-rich zones were observed. Northwest-trending veins/alteration systems/dikes as previously documented were seen, but east-west quartz veins, not previously prospected, were also noted. Grab samples were collected in the Weekly/Laporte, Isador, Lightening and Weekly West areas. Anomalous gold results were obtained from all locations except Weekly West (Table 7).

Table 4: Results from GeoVector’s First Round of Check Assaying
Hole Number	From (m)	To (m)	Length (m)	Warrior Sample	Warrior Result (ppb Au)	GeoVector Sample	GeoVector Result (ppm Au)
ISA-07-01	5.50	6.50	1.00	591002	309	WV-1	1.34
ISA-07-01	6.50	7.50	1.00	591003	34	WV-2	<0.03
ISA-07-01	42.50	43.50	1.00	591009	202	WV-3	0.38
ISA-07-01	43.50	44.50	1.00	591010	1224	WV-4	1.17
ISA-07-01	44.50	45.50	1.00	591011	651	WV-5	1.06
ISA-07-01	45.50	46.50	1.00	591012	1838	WV-6	0.65
ISA-07-01	53.30	54.00	0.70	591019	343	WV-7	0.21
ISA-07-01	54.00	55.00	1.00	591020	1419	WV-8	0.38
ISA-07-01	55.00	56.00	1.00	591021	2709	WV-9	0.41
ISA-07-01	56.00	57.00	1.00	591022	1166	WV-10	0.62
ISA-07-01	57.00	58.00	1.00	591023	741	WV-11	0.17
ISA-07-01	58.00	58.90	0.90	591024	463	WV-12	<0.03
ISA-07-01	61.00	62.00	1.00	591028	0	WV-13	<0.03
ISA-07-01	62.00	63.00	1.00	591029	3	WV-14	<0.03
ISA-07-04	6.50	7.50	1.00	591076	81	WV-15	0.62
ISA-07-04	7.50	8.50	1.00	591077	2241	WV-16	0.27
ISA-07-04	8.50	9.50	1.00	591078	231	WV-17	0.21
ISA-07-04	9.50	10.50	1.00	591079	346	WV-18	0.51
Blank						WV-19	<0.03
Standard						WV-20	17.46

Table 5: Results from GeoVector’s Second Round of Check Assaying
Hole Number	From (m)	To (m)	Length (m)	Warrior Sample	Warrior Result (ppb Au)	GeoVector Sample	GeoVector Result (ppb Au)
ISA-07-02	7.00	8.00	1.00	591128	951	103301	1500
ISA-07-02	8.00	9.00	1.00	591129	26	103302	60
ISA-07-02	9.00	10.00	1.00	591130	nil	103303	10
ISA-07-02	10.00	11.00	1.00	591131	12	103304	<5
ISA-07-02	11.00	12.00	1.00	591132	58	103305	45
ISA-07-02	12.00	13.00	1.00	591133	nil	103306	20
ISA-07-02	13.00	14.00	1.00	591134	22	103307	470
ISA-07-02	14.00	15.00	1.00	591135	26	103308	10
ISA-07-02	27.65	28.50	0.85	591146	562	103309	110
ISA-07-02	28.50	29.50	1.00	591147	38	103310	75
ISA-07-02	29.50	30.40	0.90	591148	3	103311	35
ISA-07-02	30.40	31.50	1.10	591149	nil	103312	<5
ISA-07-02	31.50	32.30	0.80	591151	5	103313	5
ISA-07-02	32.30	33.00	0.70	591152	nil	103314	<5

ISA-07-02	38.00	39.20	1.20	591158	202	103315	15
ISA-07-02	39.20	39.90	0.70	591159	1783	103316	90
ISA-07-03	8.50	9.50	1.00	27007	82	103317	140
ISA-07-03	9.50	10.50	1.00	27008	2362	103318	390
Standard						103319	8740
Blank						103320	15
ISA-07-03	10.50	11.50	1.00	27009	192	103321	370
ISA-07-03	11.50	12.50	1.00	27010	243	103322	100
ISA-07-03	12.50	13.50	1.00	27011	871	103323	1070
ISA-07-03	26.00	27.00	1.00	27017	363	103324	1250
ISA-07-03	27.00	28.00	1.00	27018	473	103325	340
ISA-07-03	28.00	29.00	1.00	27019	1317	103326	1120
ISA-07-03	29.00	30.00	1.00	27020	384	103327	160
ISA-07-03	30.00	31.00	1.00	27021	158	103328	930
ISA-07-03	31.00	32.00	1.00	27022	2146	103329	4490
ISA-07-03	32.00	33.00	1.00	27023	1584	103330	810
ISA-07-03	33.00	34.00	1.00	27024	1361	103331	480
ISA-07-03	34.00	35.00	1.00	27026	398	103332	250
ISA-07-03	35.00	36.00	1.00	27027	607	103333	60
ISA-07-03	36.00	36.70	0.70	27028	213	103334	200
ISA-07-03	36.70	37.40	0.70	27029	86	103335	170
ISA-07-04	12.50	13.50	1.00	591082	2225	103336	40
ISA-07-04	13.50	14.50	1.00	591083	62	103337	20
ISA-07-04	14.50	15.50	1.00	591084	446	103338	530
Standard						103339	8470
Blank						103340	20
ISA-07-04	15.50	16.50	1.00	591085	285	103341	410
ISA-07-04	16.50	17.50	1.00	591086	487	103342	990
ISA-07-04	17.50	18.50	1.00	591087	442	103343	670
ISA-07-04	18.50	19.50	1.00	591088	1114	103344	400
ISA-07-04	19.50	20.50	1.00	591089	0	103345	<5
WW-07-01	84.50	85.30	0.80	28427	0	103346	<5
WW-07-01	85.30	86.10	0.80	28428	21	103347	30
WW-07-01	86.10	86.80	0.70	28429	7	103348	<5
WW-07-01	86.80	87.80	1.00	28430	0l	103349	<5
WW-07-01	158.10	159.10	1.00	28451	14	103350	<5
WW-07-01	159.10	160.10	1.00	28452	0	103451	<5
WW-07-01	160.10	161.10	1.00	28453	0	103452	<5
WW-07-01	161.10	162.10	1.00	28454	3	103453	<5
WW-07-01	162.10	163.10	1.00	28455	7	103454	<5
Blank						103456	<5

 Figure 15: Comparison Between Warrior and GeoVector Sample Results

Table 6: Results from GeoVector’s Third Round of Check Assaying
Hole Number	From (m)	To (m)	Length (m)	Warrior Sample	Warrior Result (ppb Au)	Warrior Result (ppm Cu)	GeoVector Sample	GeoVector Result (ppm Au)	GeoVector Result (% Cu)
BE-08-01	233.65	234.65	1.00	27247	0	92	MN-1	<0.03	0.01
BE-08-02	204.50	204.90	0.40	E367758	1092	3820	MN-2	1.51	0.85
BE-08-02	206.49	207.00	0.51	-	-	-	MN-3	<0.03	0.003
BE-08-01	44.22	44.63	0.41	27234	3	57	MN-4	<0.03	0.002
BE-08-01	47.48	47.97	0.49	-	-	-	MN-5	<0.03	0.016
BE-08-02	116.84	117.84	1.00	-	-	-	MN-6	<0.03	0.025
BE-08-02	185.40	185.70	0.30	E367757	773	10200	MN-7	0.05	0.25
BE-08-01	108.60	109.30	0.70	27238	0	54	MN-8	<0.03	0.007

Table 7: Results from GeoVector’s Surface Sampling
Area	Easting	Northing	Sample	Gold Value (ppb)
Weekly/Laporte	510827	5332646	103457	<5
Weekly/Laporte	510827	5332646	103458	730
Weekly/Laporte	510902	5332695	103459	680
Isador	510691	5330439	103460	1100
Lightening	510372	5329730	103461	550
Lightening	510372	5329730	103462	130
Lightening	510372	5329730	103463	820
Weekly West	509355	5332865	103464	25
Standard			103465	8500
Blank			103466	5

In summary, GeoVector’s data verification operation has highlighted some probable QA/QC issues and some areas where Warrior’s core sampling protocol could be improved. While not being able to replicate every value obtained by Warrior, GeoVector did show that there is gold mineralization present on the property in the approximate amounts reported by Warrior.

17.0     ADJACENT PROPERTIES

No adjacent properties exist that are at the same level of exploration as the McNeil property.

18.0     MINERAL PROCESSING AND METALLURGICAL TESTING

No mineral processing or metallurgical testing has been carried out to date on material obtained from the property.

19.0     MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

There are no mineral reserve or mineral resource estimates for the property.

20.0     OTHER RELEVANT DATA AND INFORMATION

No additional information or explanations are necessary to make the report understandable.

21.0     INTERPRETATION AND CONCLUSIONS

Work to date by government and industry geologists on the McNeil property has shown it to be underlain predominantly by tholeiitic basalt, a prospective rock type when exploring for mesothermal gold deposits. More importantly, quartz veins and iron carbonate alteration are abundant, and a number of significant showings are known to occur, in spite of the sparse exposure on the property. A significant gold grain in till anomaly occurs on the property, and broad-based geochemical surveys by the Ontario Geological Survey have produced anomalies that have never been explored (Fig. 8). Warrior’s soil geochemical survey has also generated anomalies that are worth following up. Potential east-west structures, not previously factored into exploration planning, are likely to be important in the concentration of gold. Geological and magnetic information define an east-trending stratigraphy, the distribution of which may be at least partially controlled by structures.

Warrior’s geochemical and geophysical surveys cover a limited portion of the property, but even so, Warrior has confirmed the presence of mineralization on the property and demonstrated that the property is prospective. Warrior has also shown that examples of previously unknown, near-surface gold mineralization can still be found on the property.

Drilling of the Bullseye magnetic anomaly has discounted it as a possible kimberlite target, but may have encountered the fringes of a VMS style alteration pipe. The presence of pyrite-pyrrhotite±chalcopyrite stringers, abundant calcite-epidote alteration, local chlorite stringers and local Cu-Au anomalism are all consistent with this hypothesis. The abundance of altered intrusions in the drill core is intriguing from the point of view of possibly powering a hydrothermal system. The reason for the circular magnetic anomaly remains unclear, as no hydrothermal magnetite was seen in drill core. The magnetic anomaly is obviously due to strongly magnetic basalt, but the shape of the anomaly is puzzling.

The geology, geochemistry, alteration and abundance of known mineralization all point to a prospective property, which has new avenues to pursue, both in terms of new concepts and new geochemical anomalies. It is also worth noting that little modern exploration has been conducted on the property. It is clear that further exploration of this property is justified.

22.0     RECOMMENDATIONS

While gold should remain as the focus of exploration on the McNeil property, further work should take into account the possibility of discovering VMS mineralization. GeoVector recommends that immediate work be concentrated on re-evaluating the prospectivity of the property as a whole, rather than focusing on any one particular zone of known mineralization. It is believed that such an approach will likely produce numerous drill targets in areas of the property that have not previously received much attention.

Additional interpretation and computer modelling of existing data would be very useful. This exercise would include a detailed structural analysis of the property. Such an analysis should include all available geological, geochemical and magnetic information, and incorporate information from the Lidar survey, airphotos and satellite imagery. The goal of the structural analysis would be to obtain more confidence in the presence and location of the postulated east-west structures. As has been previously suggested (Jensen, 2002; Kirkham, 2004), GeoVector believes that these structures could be key features for the localization of gold on the property. The objective of the overall data interpretation would be to provide a preliminary prioritization of the different parts of the property.

As discussed above, Warrior is obligated to construct a bridge south of Tom Fox Lake in order to access this important area. It is also recommended that Warrior survey in all possible drill holes (historical holes and Warrior’s holes) as well as all existing trenches and shafts.

The entire McNeil property should be mapped, with an emphasis on collecting structural data and understanding the distribution of alteration types. An improved understanding of structure and alteration would enable more efficient exploration to be conducted. Mapping might also shed light on the cause of the Bullseye magnetic anomaly, and determine whether or not the abundant sulphide stringers encountered in holes BE-08-01 and BE-08-02 are confined to that area or occur throughout the property. If the stringers are areally restricted, then the alteration pipe hypothesis is strengthened. Samples should be collected for whole rock geochemistry during mapping, as part of an effort to test the VMS potential of the property.

Additional soil sampling is recommended. The goals would be to remove all doubts about the quality of the existing data, verify the anomalies shown in Figure 11, and expand the areal coverage to encompass the entire property. Soils should be analyzed for base metals as well as gold. It is not considered necessary to create a physical grid for soil sampling-sample locations can be documented with sufficient accuracy by GPS.

A program of till sampling is recommended. Property-wide till sampling and gold grain analysis should be conducted to provide more detail on the diffuse anomaly identified by the Ontario Geological Survey (Bajc, 1996).

An airborne magnetic/electromagnetic survey is recommended for the property. Magnetic information is useful for deducing structures and in some instances alteration signatures, while electromagnetic information is very useful for VMS exploration. Consideration should also be given to a program of reconnaissance IP. In particular, it is suggested that six 5 km long north-south lines be surveyed in the main part of the property. All gold mineralization encountered to date on the property contains associated pyrite ± chalcopyrite and so should produce chargeability anomalies; associated quartz veins are likely to be manifested as apparent resistivity highs, and graphite-bearing faults may appear as apparent resistivity lows. One of the IP lines should cross the Bullseye area. Detailed IP (2 km long north-south lines at 100 m line spacing) is recommended over the area of known gold mineralization in the southern part of the property, from the Pit/L24W showings in the west to the Johns Mansville showing in the east (Fig. 9).

Warrior should be ready to undertake mechanical stripping in areas of geochemical anomalism or IP anomalies. Warrior’s experience would suggest that the overburden is sufficiently thin that areas of mineralization can in some instances be uncovered by stripping operations. If successful, stripping provides valuable information prior to drilling.

The above activities would constitute a Phase 1 exploration program on the McNeil property. The approximate cost of the proposed Phase 1 program is provided in Table 8- the total is approximately $750,000.

Phase 2 exploration would consist of drilling the best structural, geophysical and geochemical targets, and would be contingent upon success in Phase 1. It might be beneficial to conduct detailed magnetic surveys over potential targets to aid with the detailed siting of drill holes. It is difficult to predict the cost of the Phase 2 program of magnetic surveying and drilling, as it is dependent on the number of targets generated during Phase 1. However, it is realistic to think that ten new gold targets might be generated, each of which would require a small magnetic survey and 500 m of drilling. If a VMS target is defined, a local ground electromagnetic/magnetic survey would be in order, followed by 500 m of drilling. Phase 2 might cost on the order of $910,000 (Table 8).

Table 8: Budget for McNeil Property, Phase 1 and Phase 2
Phase 1
Action	Cost
Data Interpretation/Computer Modelling/Structural Analysis	$ 20,000
Bridge Construction South of Tom Fox Lake	$ 25,000
Surveying	$ 10,000
Mapping (75 Man-days @ $750/man-day including logistics)	$ 56,250
Lithogeochemistry (250 samples @ $40/sample)	$ 10,000
Soil Sampling (Collection and Analysis of 3,000 samples @ $40/sample)	$120,000
Till Sampling (Collection and Analysis of 200 samples @ $100/sample)	$ 20,000
Airborne Magnetics/Electromagnetics (900 line km @ $150/km + $15,000 mobilization)	$150,000
Reconnaissance IP (Linecutting and Surveying of 30 line km @ $3,000/km)	$ 90,000
Detailed IP (Linecutting and Surveying of 75 line km @ $3,000/km)	$225,000
Mechanical Stripping	$ 25,000
Subtotal	$751,250

Phase 2
Detailed Magnetic Surveying, 10 grids	$ 75,000
Ground Electromagnetic/Magnetic survey, 1 grid	$ 10,000
Drilling (5,500 m @ $150/m including logging and core analysis)	$825,000
Subtotal	$910,000

Total Budget, Phase 1 and 2	$1,661,250

23.0     REFERENCES

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Allard, M. 1988b. Geophysical Report, Magnetic & Electromagnetic VLF Surveys, Kerr Addison Inc., McNeil Project, McNeil Township, March 1988. Assessment Report, Kerr Addison Mines Ltd. (AFRI File No. 42A02NW0056), 9 p.

Arnott, B.M. 1946. Report on Goldyke Mines Limited. Assessment Report, Goldyke Mines Limited (not in AFRI reporting system), 10 p.

Bajc, A.F. 1996. Regional Distribution of Gold in Till in the Peterlong-Radisson Area, Southern Abitibi Subprovince; Potential Exploration Targets. Ontario Geological Survey Open File Report 5941, 57 p.

Bajc, A.F. and Crabtree, D.C. 2001. Results of Regional Till Sampling for Kimberlite and Base Metal Indicator Minerals, Peterlong Lake-Radisson Lake Area, northeastern Ontario. Ontario Geological Survey, Open File Report 6060, 65 p.

Bajc, A.F., Hamilton, S.F., Ayer, J. and Jensen, L.S. 1996. New Exploration Targets in the Peterlong Lake-Radisson Lake Area, Southern Abitibi Subprovince; Till, Lake Sediment and Lake Water Sampling Programs. Ontario Geological Survey Open File Report 5941, 129 p.

Boissoneault, J.R. 1983. Geological Report on McNeil Township Property, Larder Lake Mining Division, Ontario. Assessment Report, Argyle Ventures Inc. (AFRI File No. 42A02NW0068), 12 p.

Dubé, B. and Gosselin, P. 2007. Greenstone-hosted quartz-carbonate vein deposits. In Goodfellow, W.D., ed. Mineral Deposits of Canada: A Synthesis of Major Deposit-Types, District Metallogeny, the Evolution of Geological Provinces, and Exploration Methods. Geological Association of Canada, Mineral Deposits Division, Special Publication No. 5, pp.49-73.

Dyer, W.S. 1936. Geology and ore deposits of the Matachewan-Kenogami Area. Ontario Department of Mines Annual Report, v.44, part 2, pp.1-55.

Evelegh, F.J. 1982. Report on Magnetometer Survey, Bobjo Group of Claims, McNeil Township, Larder Lake Mining Division, Province of Ontario. Assessment Report, Johns-Manville Canada Inc. (AFRI File No. 42A02NW0079), 9 p.

Evelegh, F.J. 1983a. Report on Electromagnetic Survey, Bobjo Group of Claims, McNeil Township, Larder Lake Mining Division, Province of Ontario. Assessment Report, Johns-Manville Canada Inc. (AFRI File No. 42A02NW1151), 7 p.

Evelegh, F.J. 1983b. Report on Geophysical Surveys, Bobjo Group of Claims, McNeil Township, Larder Lake Mining Division, Province of Ontario. Assessment Report, Johns-Manville Canada Inc. (AFRI File No. 42A02NW0076), 5 p.

Evelegh, F.J. 1983c. Diamond Drill Logs. Assessment Report, Johns-Manville Canada Inc. (AFRI File No. 42A02SW8431), 12 p.

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Fladgate. 2007. Drill Logs, Weekly West and Isadore Zones. Internal Warrior Ventures Documents, Logging by Fladgate Exploration.

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Franklin, J.M., Gibson, H.L., Jonasson, I.R. and Galley, A.G. 2005. Volcanogenic Massive Sulfide Deposits. Economic Geology 100th Anniversary Volume, pp.523- 560.

Fraser, R.J. 1987. Diamond Drill Logs. Assessment Report, Kerr Addison Mines Ltd. (AFRI File No. 42A02NW0061), 40 p.

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Greer, M. 1984. Geophysical Survey Report on the McNeil Property, McNeil Township, Larder Lake Mining Division, District of Timiskaming, Ontario. Assessment Report, Argyle Ventures Inc. (AFRI File No. 42A02NW0070), 15 p.

Guha, S. 2007. Drill Logs, Lightening Zone. Warrior Ventures Internal Reports.

Hodgson, C.J. 1993. Mesothermal lode-gold deposits. Geological Association of Canada, Special Paper 40, pp.635-678.

Hopkins, P.E. 1925. Notes on gold in McNeil and other townships. Ontario Department of Mines Annual Report, v.33, part 3, pp.37-40.

Jackson, S.L. and Fyon, J.A. 1991. The western Abitibi subprovince in Ontario. In Geology of Ontario, Ontario Geological Survey Special Volume 4, pp. 405-482.

Jensen, L.S. 1992a. Project Unit 92-07. Geology of McNeil and Robertson Townships, District of Timiskaming. In Summary of Fieldwork and Other Activities, Ontario Geological Survey Miscellaneous Paper 160, pp.53-59.

Jensen, L.S. 1992b. Precambrian Geology, Geology and Mineral Potential of McNeil and Robertson Townships, District of Timiskaming, Ontario. Ontario Geological Survey Open File Map 204, scale 1:20,000.

Jensen, L.S. 2002. Precambrian Geology of McNeil, Robertson, Hincks and Cleaver Townships. Ontario Geological Survey Open File Report 5931, 77 p.

Johns-Manville. 1981. Results of Surface Sampling, Bobjo Property. Assessment Report, Johns-Manville Canada Incorporated (AFRI File No. 42A02NW0073), 7 p.

Kettles, K. 2008. Drill Logs, Holes BE-08-01 and BE-08-02. Warrior Ventures Inc. Internal Report, 18 p.

Kirkham, R.V. 2004. A Preliminary Evaluation of the Tom Fox-Weekly Gold Property, McNeil Township (42A/2W), Ontario. Assessment Report, OGL Ventures Ltd. (AFRI File No. 42A02NW2003), 52 p.

Konovsky, P.R. 1983. Diamond Drill Logs. Assessment Report. (AFRI File No. 42A02NW0075), 6 p.

Konovsky, P.R. 1985. Diamond Drill Log. Assessment Report. (AFRI File No. 42A02NW0060), 5 p.

Konovsky, P.R. 1986. Diamond Drill Logs. Assessment Report. (AFRI File No. 42A02NW0065), 16 p.

Lowrie, D.A. 1990. Report on Geological Mapping and Diamond Drilling on the Weekly Gold Mine Prospect ML314, McNeil Township, Ontario. Assessment Report, Argyle Ventures Inc. (AFRI File No. 42A02NW0051), 52 p.

Lowrie, D.A. 1993. Report of Work Performed on Seven Claims Located in McNeil Township, Larder Lake M.D., Ontario. Assessment Report, Argyle Ventures Inc. and the Weekly Trust (AFRI File No. 42A02NW1152), 4 p.

Lowrie, D.A. and Hussey, J. 1993. Geophysical Report to be Applied as Part of a Work Report for Assessment Work Purposes. Assessment Report, Argyle Ventures Inc. and the Weekly Trust (AFRI File No. 42A02SW8432), 12 p.

ODM. 1975. Airborne Electromagnetic and Total Intensity Magnetic Survey, McNeil Township, District of Timiskaming; by Questor Surveys Limited. Ontario Division of Mines, Preliminary Map P.1015, Scale 1 inch to 1/4 mile.

Ontario Geological Survey. 2000a. Airborne Magnetic and Electromagnetic Surveys, Kirkland Lake Area. Ontario Geological Survey Map 82 030, Scale 1:20,000.

Ontario Geological Survey. 2000b. Airborne Magnetic and Electromagnetic Surveys, Kirkland Lake Area. Ontario Geological Survey Map 82 031, Scale 1:20,000.

Ontario Geological Survey. 2001. Airborne Magnetic and Electromagnetic Surveys, Apparent Conductance and Electromagnetic Anomalies, Kirkland Lake Area. Ontario Geological Survey Map 82 220, Scale 1:50,000.

Ontario Geological Survey. 2006. 1:250,000 Scale Bedrock Geology of Ontario. Miscellaneous Release-Data (MRD) 126.

Poulsen, K.H., Robert, F. and Dubé, B. 2000. Geological classification of Canadian gold deposits. Geological Survey of Canada Bulletin 540, 106 p.

Quesnel, T.J. and Watkins, J. 1988a. Diamond Drill Logs. Assessment Report, Kerr Addison Mines Ltd. (AFRI File No. 42A02NW0054), 19 p.

Quesnel, T.J. and Watkins, J. 1988c. Diamond Drill Logs. Assessment Report, Kerr Addison Mines Ltd. (AFRI File No. 42A02NW0057), 58 p.

Quesnel, T.J. and Watkins, J. 1988b. Diamond Drill Logs. Assessment Report, Kerr Addison Mines Ltd. (AFRI File No. 42A02NW0059), 82 p.

Robert, F. 1997. A preliminary geological model for syenite-associated disseminated gold deposits in the Abitibi belt, Ontario and Quebec. In Current Research 1997-C, Geological Survey of Canada, pp. 201-210.

Sheedy, R. 1979. Technical Report on the King-Weekly Mining Claims, McNeil Twp, District of Temiskimang. Assessment Report, Sylva Explorations Limited. (AFRI File No. 42A02NW0083), 17 p.

Sheedy, R. 1979. Technical Report on the Group of Claims known as the Lew Weekly Property, McNeil Twp. Assessment Report, Sylva Explorations Limited. (AFRI File No. 42A02NW0080), 14 p.

Stewart, R.V. 1984. Geological Report on Tom Fox Lake Property in McNeil Township, Larder Lake Mining Division, Ontario. Assessment Report, Argyle Ventures Inc. (AFRI File No. 42A02NW0068), 15 p.

Stewart, R.V. 1985a. Manual Stripping, Tom Fox Lake Property in McNeil Township, Larder Lake Mining Division, Ontario. Assessment Report, Argyle Ventures Inc. (AFRI File No. 42A02NW0074), 15 p.

Stewart, R.V. 1985b. Geophysical and Geological Report on the Whitefish Lake Property in McNeil Township, Larder Lake Mining Division, Ontario. Assessment Report, Fairland Resources Limited (AFRI File No. 42A02NW0064), 10 p.

Stewart, R.V. 1987. Diamond Drill Logs. Assessment Report, Argyle Ventures Inc. (AFRI File No. 42A02NW0067), 44 p.

Stewart, R.V. 1997. Report on an I.P. Electromagnetic Survey and Diamond Drilling Program, McNeil Township, Ontario. Assessment Report, Oliver Group/Canadian Zeolite Ltd. (AFRI File No. 42A02NW00142), 13 p.

Stewart, R.V. 1998. Report on a Geological Mapping & Line Cutting Program, McNeil Township, Northern Ontario. Assessment Report, Oliver Group/Alda Industries Ltd. (AFRI File No. 42A02NW2001), 8 p.

Weekly, L. 1980. Diamond Drill Logs. Assessment Report. (AFRI File No. 42A02NW0084), 9 p.

Weekly, L. 1981. Diamond Drill Logs. Assessment Report. (AFRI File No. 42A02NW0085), 12 p.

Weekly, L. 1982. Diamond Drill Logs. Assessment Report. (AFRI File No. 42A02NW0081), 8 p.

Weekly, L. 1983. Diamond Drill Log. Assessment Report. (AFRI File No. 42A02NW0078), 5 p.

Weekly, L. 1984a. Diamond Drill Log. Assessment Report. (AFRI File No. 42A02NW0069), 4 p.

Weekly, L. 1984b. Diamond Drill Log. Assessment Report. (AFRI File No. 42A02NW0072), 9 p.

Woolham, R.W. 1996. Report on an Induced Polarization Survey, McNeil Township Properties, Timmins Area, Ontario. Assessment Report, Oliver Group/Canadian Zeolite Ltd. (AFRI File No. 42A02NW00142), 10 p.

Zyla, T. 2007. Drill Logs, Lightening Zone. Internal Warrior Ventures Documents.

24.0 DATE AND SIGNATURE PAGE

This report entitled "*Report on the McNeil Property, McNeil and Robertson Townships, NTS Map Sheet 42A/02, Northeastern Ontario, for Warrior Ventures Inc*" and dated November 25, 2009 was prepared and signed by the following authors:

Dated at Ottawa, ON
November 25, 2009

Tom Setterfield, PhD, P.Geo

PROFESSIONAL GEOSCIENTIST
THOMAS N. SETTERFIELD
PRACTISING MEMBER
0103
ONTARIO

Dated at Ottawa, ON
November 25, 2009

Alan Sexton, MSc, P.Geo

PROFESSIONAL GEOSCIENTIST
ALAN J. SEXTON
PRACTISING MEMBER
0563
ONTARIO

Dated at Ottawa, ON
November 25, 2009

Roman Tykajlo, BSc, P.Geo

PROFESSIONAL GEOSCIENTIST
ROMAN TYKAJLO
PRACTISING MEMBER
0685
ONTARIO

APPENDIX I: Certificates of Qualifications

I, Tom Setterfield, PhD, P.Geo. do hereby certify that:

1.	I am currently one of the principals of	GeoVector Management Inc. Suite 312, 10 Green St., Ottawa, Ontario, K2J 3Z6

2.
I graduated with a BSc degree in Geology and Chemistry from Carleton University in 1980. In addition, I have obtained an MSc in Geology from the University of Western Ontario in 1984, and a PhD in Earth Sciences from the University of Cambridge in 1991.

3.	I am a member of the Association of Professional Geoscientists of Ontario (membership #0103).

4.	I have worked as a geologist for a total of 28 years since my graduation from university.

5.
I have read the definition of “Qualified Person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “Qualified Person” for the purposes of NI 43-101.

6.
I am responsible for sections 1 to 15 and 17 to 20 of the technical report titled “Report on the McNeil Property, McNeil and Robertson Townships, NTS Map Sheet 42A/02, Northeastern Ontario, for Warrior Ventures Inc” and dated 23/11/09 (the “Technical Report”), and partly responsible for section 16 and sections 21 to 24. I have not visited McNeil property.

7.	I have had no prior involvement with the property that is the subject of the Technical Report nor with Warrior Ventures Inc.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.	I am independent of the issuer using the definition in Section 1.4 of National Instrument 43-101.

10.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 23rd Day of November, 2009.

/s/ Tom Setterfield

Tom Setterfield

I, Alan J. Sexton, P.Geo. do hereby certify that:

1.	I am currently one of the principals of	GeoVector Management Inc. Suite 312, 10 Green St., Nepean, Ontario, K2J 3Z6

2.	I graduated with a degree in Bachelor of Science in Geology from St. Mary’s University in 1982. In addition, I have obtained a Master of Science in Geology from Acadia University in 1988.

3.	I am a member of the Association of Professional Geoscientists of Ontario (membership #0563).

4.	I have worked as a geologist for a total of 26 years since my graduation from university.

5.
I have read the definition of “qualified person” set out in National Instrument 43- 101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I co-authored the technical report titled “Report on the McNeil Property, McNeil and Robertson Townships, NTS Map Sheet 42A/02, Northeastern Ontario, for Warrior Ventures Inc” and dated 23/11/09 (the “Technical Report”), with special emphasis on sections 16 and 21 to 24. I examined core from the McNeil property between January 17 and 19 and March 19 to 21, 2008, and visited the property on May 22, 2008.

7.	I have had no prior involvement with the property that is the subject of the Technical Report nor with Warrior Ventures Inc.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.	I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 23rd Day of November, 2009.

Alan Sexton

I, Roman Tykajlo, P.Geo. do hereby certify that:

1.	I am currently one of the principals of	GeoVector Management Inc. Suite 312, 10 Green St., Nepean, Ontario, K2J 3Z6

2.	I graduated with a BSc degree in Geology/Physics from Lakehead University in 1978.

3.
I am a member of the Association of Professional Geoscientists of Ontario (membership #0685) and the Association of Professional Engineers, Geologists, and Geophysicists of Alberta (membership #M37198).

4.	I have worked as a geophysicist for a total of 31 years since my graduation from university.

5.
I have read the definition of “Qualified Person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “Qualified Person” for the purposes of NI 43-101.

6.
I co-authored the technical report titled “Report on the McNeil Property, McNeil and Robertson Townships, NTS Map Sheet 42A/02, Northeastern Ontario, for Warrior Ventures Inc” and dated 23/11/09 (the “Technical Report”), with special emphasis on sections 9.2 and 12.6.

7.	I have had no prior involvement with the property that is the subject of the Technical Report nor with Warrior Ventures Inc.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.	I am independent of the issuer using the definition in Section 1.4 of National Instrument 43-101.

10.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 23rd Day of November, 2009.

Roman Tykajlo

APPENDIX II: Certificates of Analysis for GeoVector Samples